Exhibit 2.1

Execution Copy

MASTER PURCHASE AGREEMENT

between

THE MANITOWOC COMPANY, INC.

and

BRAVEHEART ACQUISITION, INC.

dated as of

March 26, 2009

	5.17	Third Party Confidentiality Agreements	45
	5.18	Certain Ice Business Obligations	45
	5.19	IP Transfers	45
	5.20	Product Liability	45
	5.21	Scotsman Shanghai	46
	5.22	Accounts Receivable Guaranty	46
	5.23	Further Assurances	46

6.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS		47
	6.1	Accuracy of Representations and Warranties	47
	6.2	Material Adverse Effect	47
	6.3	Performance of Obligations	47
	6.4	Delivery of Documents	47
	6.5	No Legal Prohibition	47
	6.6	Divestiture Order Approvals	47
	6.7	Regulatory Approvals	47

7.	CONDITIONS PRECEDENT TO PARENT’S OBLIGATIONS		48
	7.1	Accuracy of Representations and Warranties	48
	7.2	Performance of Obligations	48
	7.3	Delivery of Purchase Price and Documents	48
	7.4	No Legal Prohibition	48
	7.5	Divestiture Order Approvals	48
	7.6	Other Regulatory Approvals	48

8.	INDEMNIFICATION		48
	8.1	Indemnification by Parent	48
	8.2	Indemnification By Buyer	52
	8.3	Procedures Relating to Indemnification Among Parent and Buyer	52
	8.4	Procedures Relating to Indemnification for Third Party Claims	52
	8.5	No Offset	54
	8.6	Exclusive Remedy	54

9.	CLOSING		54
	9.1	Closing Date	54
	9.2	Items to be Delivered by Parent	55
	9.3	Items to be Delivered by Buyer	57

10.	TERMINATION		58
	10.1	General	58
	10.2	Post-Termination Obligations	58
	10.3	No Liabilities in Event of Termination	59

11.	MISCELLANEOUS		59
	11.1	Publicity	59
	11.2	Entire Agreement	59
	11.3	Assignment	60

11.4	Governing Law and Language; Consent to Jurisdiction	60
11.5	Amendment	60
11.6	Waiver	60
11.7	Notice	60
11.8	Expenses	61
11.9	Schedules	62
11.10	Interpretive Provisions	62
11.11	Counterparts	63
11.12	Enforcement	63
11.13	No Third-Party Beneficiaries	63
11.14	Severability	63
11.15	Definitions	63

SCHEDULES

Schedule 3.1(c)	-	No Violation
Schedule 3.1(d)(i)	-	Capitalization of Target Companies
Schedule 3.1(d)(ii)	-	Capitalization of Subsidiaries
Schedule 3.1(e)(i)(A)	-	Aggregated Balance Sheets
Schedule 3.1(e)(i)(B)	-	Unaudited Balance Sheets
Schedule 3.1(e)(ii)(A)	-	Aggregated Statements of Income
Schedule 3.1(e)(ii)(B)	-	Unaudited Statements of Income
Schedule 3.1(e)(iii)	-	Scotsman Shanghai Asset and Liability Statement
Schedule 3.1(e)(iv)	-	Undisclosed Liabilities
Schedule 3.1(f)(i)	-	Tax Returns
Schedule 3.1(f)(ii)	-	Audits
Schedule 3.1(f)(iii)	-	Affiliated Group
Schedule 3.1(g)	-	Absence of Certain Changes
Schedule 3.1(h)	-	No Litigation
Schedule 3.1(i)	-	Compliance with Laws and Orders
Schedule 3.1(j)	-	Licenses and Permits
Schedule 3.1(k)	-	Environmental Matters
Schedule 3.1(l)(i)(2)	-	Owned Real Property
Schedule 3.1(l)(i)(4)	-	Leased Interests In Owned Real Property
Schedule 3.1(l)(ii)	-	Leased Real Property
Schedule 3.1(l)(iii)	-	Title to Assets; Liens
Schedule 3.1(m)(i)	-	Material Contracts
Schedule 3.1(m)(ii)	-	Validity of Material Contracts
Schedule 3.1(n)	-	Labor Matters
Schedule 3.1(o)(i)	-	Benefit Plans
Schedule 3.1(o)(vi)	-	Italian Compensation
Schedule 3.1(p)(i)	-	Business Intellectual Property
Schedule 3.1(p)(iii)	-	Intellectual Property
Schedule 3.1(p)(v)	-	IP Contracts
Schedule 3.1(q)(i)	-	Sufficiency of Assets
Schedule 3.1(q)(ii)	-	Other Operations
Schedule 3.1(q)(iii)	-	Transferred IP
Schedule 3.1(r)	-	Fees
Schedule 3.1(s)	-	Insurance
Schedule 3.1(t)(i)	-	Material Customers
Schedule 3.1(t)(ii)	-	Material Suppliers
Schedule 3.1(u)	-	Transaction with Affiliates
Schedule 3.2(c)	-	No Violation

EXHIBITS

Exhibit 1.1(c)	-	Colorado Real Property
Exhibit 2.4(b)	-	Purchase Price Adjustments
Exhibit 2.5	-	Purchase Price Allocation
Exhibit 4.2	-	Conduct of Ice Business Pending the Closing

Exhibit 4.4	-	Contracts Subject to Assignment
Exhibit 4.5	-	Intercompany Obligations
Exhibit 5.12	-	Retained Master Supply Agreements
Exhibit 5.15	-	Support Obligations
Exhibit 5.18	-	Certain Ice Business Obligations
Exhibit 6.7	-	Regulatory Approvals
Exhibit 8.1(a)(iii)(C)	-	Indemnification
Exhibit 9.2(i)	-	Transition Services Agreement
Exhibit 9.2(m)	-	SBS Component Supply Agreement
Exhibit 9.2(n)	-	Enodis France Blast Chiller Supply Agreement
Exhibit 9.2(o)	-	Delfield Blast Chiller Supply Agreement
Exhibit 9.2(p)	-	Delfield Nugget Supply Agreement
Exhibit 9.2(q)	-	Enodis Deutschland Blast Chiller Supply Agreement
Exhibit 9.2(r)	-	Convochill Assignment Instruments
Exhibit 9.2(u)	-	Enodis UK Blast Chiller Supply Agreement
Exhibit 9.2(v)	-	Frau Foodservice Blast Chiller Supply Agreement
Exhibit 9.2(w)	-	Mile High Equipment Canada Distributor Agreement
Exhibit 11.10	-	Knowledge of Parent

v

MASTER PURCHASE AGREEMENT

THIS MASTER PURCHASE AGREEMENT (this “Agreement”) is made and effective as of March 26, 2009 between THE MANITOWOC COMPANY, INC., a corporation organized and existing under the laws of the State of Wisconsin, U.S.A. (“Parent”), and BRAVEHEART ACQUISITION, INC., a corporation organized and existing under the laws of the State of Delaware, U.S.A. (“Buyer”).

WHEREAS, Parent, indirectly through its wholly-owned subsidiaries, owns all of the outstanding equity securities of Scotsman Group LLC, a limited liability company organized and existing under the laws of the State of Delaware, U.S.A. (“Scotsman”), CastelMAC S.p.A., a joint stock company organized and existing under the laws of Italy (“CastelMAC”), and Frimont S.p.A., a joint stock company organized and existing under the laws of Italy (“Frimont”); and

WHEREAS, Scotsman, CastelMAC, Frimont and their respective subsidiaries are engaged in the manufacture, assembly, marketing and sale of ice machines, ice machine parts and related equipment, including, without limitation, ice bins, ice dispensers, blast chillers, wine coolers, water coolers, retarder proofers, refrigeration products and water filtration systems (the “Ice Business”); and

WHEREAS, Parent and its subsidiaries are subject to that certain Final Judgment, filed on February 17, 2009 with the United States District Court for the District of Columbia, Case No. 1:08-CV-01704, and that certain Commitments to the European Commission, dated September 19, 2008 (collectively, the “Divestiture Orders”), pursuant to which Parent and its subsidiaries are required to effect the divestiture of the outstanding equity securities of Scotsman, CastelMAC, Frimont and certain other assets owned by other subsidiaries of Parent that Scotsman, CastelMAC, Frimont and their respective subsidiaries use in the Ice Business; and

WHEREAS, Buyer desires to purchase from certain of Parent’s subsidiaries, and Parent desires to cause certain of its subsidiaries to sell to Buyer, such equity securities and assets upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and conditions set forth in this Agreement, and intending to be legally bound, Parent and Buyer agree as follows:

1.                                      PURCHASE AND SALE

1.1           Transactions.  Subject to the terms of, and the satisfaction or waiver of the conditions set forth in, this Agreement, on the Closing Date:

(a)           Parent shall cause Scotsman Holding Company to sell and transfer to Buyer, and Buyer shall purchase and accept from Scotsman Holding Company, free and clear of any Liens or Stock Restrictions, all of the issued and outstanding limited liability company interests of Scotsman (the “Scotsman Equity Securities”); and

(b)           Parent shall cause Enodis Group UK to sell and transfer to Buyer, and Buyer shall purchase and accept from Enodis Group UK, free and clear of any Liens or Stock Restrictions, (i) all of the issued and outstanding share capital of CastelMAC (the “CastelMAC Equity Securities”) and (ii) all of the issued and outstanding share capital of Frimont (the “Frimont Equity Securities”); and

(c)           Parent shall cause Enodis Corporation to sell and transfer to Buyer, and Buyer shall purchase and accept from Enodis Corporation, all right, title and interest of Enodis Corporation in and to the Colorado Real Property.

1.2           Designated Purchasers.  Prior to the Closing Date, subject to the Divestiture Orders, Buyer may, upon not less than ten (10) Business Days’ prior written notice to Parent, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its wholly-owned Affiliates (each such entity, a “Designated Purchaser”) for the purpose of carrying out the transactions contemplated hereby; provided, however, that (a) such assignment shall be effective only if such Designated Purchaser provides Parent with written acceptance thereof, in form and substance reasonably acceptable to Parent, prior to the Closing Date and (b) Buyer shall be and remain jointly and severally liable for all obligations of Buyer and such Designated Purchaser under this Agreement and under all documents and instruments to be executed and delivered by Buyer or such Designated Purchaser pursuant hereto.

2.                                      PURCHASE PRICE; PAYMENT

2.1           Purchase Price.  The Purchase Price (the “Purchase Price”) for the Scotsman Equity Securities, CastelMAC Equity Securities, Frimont Equity Securities and Colorado Real Property (collectively, the “Ice Business Assets”) shall be an amount equal to (a) $160,000,000, (b) plus the amount of the Cash reflected on the Final Closing Statement, (c) minus the amount of Debt reflected on the Final Closing Statement and (d) plus the amount, if any, by which the Net Working Capital reflected on the Final Closing Statement is greater than $39,300,000 or minus the amount, if any, by which the Net Working Capital reflected on the Final Closing Statement is less than $37,300,000.

2.2           Payment.  On behalf of the Sellers, Parent shall receive, and cause to be made adjustment payments with respect to, the Purchase Price, which shall be paid as follows:

(a)           Payment to Parent.  At the Closing, Buyer shall deliver to Parent an amount equal to (i) $160,000,000 (the “Closing Payment”), (ii) plus the amount of the Cash reflected on the Estimated Closing Statement, (iii) minus the amount of Debt reflected on the Estimated Closing Statement and (iv) plus the amount, if any, by which the Net Working Capital reflected on the Estimated Closing Statement is greater than $39,300,000 or minus the amount, if any, by which the Net Working Capital reflected on the Estimated Closing Statement is less than $37,300,000.

(b)           Payment of Adjustment Amount.  On or before the fifth (5th) Business Day following the determination of the Final Closing Statement:

(i)                    either (A) Buyer shall pay to Parent the amount, if any, by which the Cash reflected on the Final Closing Statement is greater than the Cash reflected on the Estimated Closing Statement, together with interest on the amount being paid from the Closing Date to the date of the payment at a rate of six percent (6.0%) per annum, or (B) Parent shall pay to Buyer the amount, if any, by which the Cash reflected on the Final Closing Statement is less than the Cash reflected on the Estimated Closing Statement, together with interest on the amount being paid from the Closing Date to the date of the payment at a rate of six percent (6.0%) per annum; and

(ii)                   either (A) Buyer shall pay to Parent the amount, if any, by which the Debt reflected on the Final Closing Statement is less than the Debt reflected on the Estimated Closing Statement, together with interest on the amount being paid from the Closing Date to the date of the payment at a rate of six percent (6.0%) per annum, or (B) Parent shall pay to Buyer the amount, if any, by which the Debt reflected on the Final Closing Statement is greater than the Debt reflected on the Estimated Closing Statement, together with interest on the amount being paid from the Closing Date to the date of the payment at a rate of six percent (6.0%) per annum; and

(iii)                  (A) if there was no adjustment to the Closing Payment pursuant to subclause (iv) of Section 2.2(a) and the Net Working Capital reflected on the Final Closing Statement is between $37,300,000 and $39,300,000, there shall be no payment due under this Section 2.2(b)(iii); (B) if there was an adjustment to the Closing Payment pursuant to subclause (iv) of Section 2.2(a) and the Net Working Capital reflected on the Final Closing Statement is between $37,300,000 and $39,300,000, the amount by which the Closing Payment was so adjusted pursuant to subclause (iv) of Section 2.2(a) shall be paid by Parent to Buyer (in the case where the Closing Payment was increased) or by Buyer to Parent (in the case where the Closing Payment was decreased); (C) if the  Net Working Capital reflected on the Final Closing Statement exceeds $39,300,000, Buyer shall pay to Parent the amount by which the Net Working Capital reflected on the Final Closing Statement exceeds $39,300,000, less any amounts by which the Closing Payment was increased pursuant to subclause (iv) of Section 2.2(a) or plus any amounts by which the Closing Payment was decreased pursuant to subclause (iv) of Section 2.2(a), as the case may be (and if such adjustment results in a negative number, Parent shall return the difference to Buyer); and (D) if the  Net Working Capital reflected on the Final Closing Statement is less than $37,300,000, Parent shall pay to Buyer the amount by which the Net Working Capital reflected on the Final Closing Statement is less than $37,300,000, plus any amounts by which the Closing Payment was increased pursuant to subclause (iv) of Section 2.2(a)  or less any amounts by which the Closing Payment was decreased pursuant to subclause (iv) of Section 2.2(a), as the case may be (and if such adjustment results in a negative number, Buyer shall return the difference to Parent), together in all such cases with interest on the amount being paid from the Closing Date to the date of the payment at a rate of six percent (6.0%) per annum.

The Parties shall cooperate in good faith to cause the satisfaction of their respective obligations under this Section 2.2(b) through a single payment that takes into account the net amount due to a Party under subclauses (i), (ii) and (iii) of this Section 2.2(b).  Any Party may make a payment pursuant to this Section 2.2(b) prior to the determination of the Final Closing Statement for the purpose of reducing the interest that it may be obligated to pay under this Section 2.2(b).

2.3           Method of Payment.  All payments under Section 2.2 shall be made by wire transfer of immediately available funds free of costs and charges to an account that the recipient, at least forty-eight (48) hours prior to the time for payment specified under Section 2.2, has designated.

2.4           Determination of Net Working Capital.

(a)           Estimated Closing Statement.  Not less than five (5) Business Days prior to the Closing Date, Parent shall prepare and deliver to Buyer an unaudited statement that shall set forth Parent’s good faith estimate of the Cash, Debt, Current Assets, Current Liabilities and Net Working Capital as of the Effective Time (the “Estimated Closing Statement”).

(b)           Preliminary Closing Statement.  Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Parent an unaudited statement that shall set forth the Cash, Debt, Current Assets, Current Liabilities and Net Working Capital as of the Effective Time (the “Preliminary Closing Statement”) in accordance with IFRS consistently applied, as modified as set forth on Exhibit 2.4(b).  The Parties agree that the adjustment payment contemplated by Section 2.2(b) is intended solely to reflect changes in the Cash, Debt, Current Assets and Current Liabilities reflected on the statement set forth on Annex A to Exhibit 2.4(b) to the Effective Time and that any such change can be measured only if the Preliminary Closing Statement is prepared using the same principles, methods, policies, practices and procedures as were used in connection with the preparation of the statement set forth on Annex A to Exhibit 2.4(b), provided such principles, methods, policies, practices and procedures are in accordance with IFRS, as modified as set forth on Exhibit 2.4(b).

(c)           Objection to Preliminary Closing Statement.  Within sixty (60) days after the Preliminary Closing Statement is delivered to Parent pursuant to Section 2.4(b), Parent shall complete its review of the Preliminary Closing Statement.  If Parent disagrees with any part of the Preliminary Closing Statement, then Parent shall inform Buyer on or prior to the last day of such sixty (60) day period by delivering a written notice to Buyer (a “Closing Statement Objection”) setting forth a description of the basis of the Closing Statement Objection and the adjustments to the Cash, Debt, Current Assets, Current Liabilities and Net Working Capital that Parent believes should be made.  If no Closing Statement Objection is delivered to Buyer within such sixty (60) day period, then Parent shall be deemed to have accepted the Preliminary Closing Statement.

(d)           Response to Closing Statement Objection.  If a Closing Statement Objection is delivered to Buyer pursuant to Section 2.4(c), then Buyer shall have fifteen (15) days to review and respond to the Closing Statement Objection by delivering written notice to Parent specifying the scope of its disagreement with the information set forth in

it.  If no such written notice is delivered to Parent within such fifteen (15) day period, then Buyer shall be deemed to have accepted the Closing Statement Objection.

(e)           Dispute Resolution Following Closing Statement Objection.

(i)                    Negotiation.  If Buyer delivers a written notice to Parent in response to a Closing Statement Objection pursuant to Section 2.4(d), then Parent and Buyer shall promptly attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Statement and the calculation of the Cash, Debt, Current Assets, Current Liabilities or Net Working Capital as of the Effective Time (the “Closing Statement Dispute”).

(ii)                   Resolution by CPA Firm.  If Parent and Buyer are unable to resolve the Closing Statement Dispute within forty-five (45) days after delivery of a Closing Statement Objection to Buyer, then, at any time thereafter, either Parent or Buyer may elect to have the Closing Statement Dispute resolved by PricewaterhouseCoopers, or another internationally recognized firm of independent public accountants as to which Parent and Buyer mutually agree (the “CPA Firm”), which shall, acting as an expert and not as an arbitrator, determine on the basis of the standards set forth in Section 2.4(b), and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review), whether and to what extent, if any, the Preliminary Closing Statement requires adjustment.  In connection with the engagement of the CPA Firm, each Party shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires or as such Party deems appropriate.  The CPA Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days after submission of the Closing Statement Dispute to it and, in any case, as soon as practicable after such submission.  In resolving the Closing Statement Dispute, the CPA Firm (A) shall utilize the criteria set forth in Section 2.4(b) and (B) shall not assign a value to any item greater than the greatest value for such item claimed by any Party, or less than the smallest value for such item claimed by any Party, as set forth in the Preliminary Closing Statement and the Closing Statement Objection.

(iii)                  Payment of Fees of CPA Firm.  If the Adjustment Factor based on the content of the Final Closing Statement is closer in amount to the Adjustment Factor based on the content of the Closing Statement Objection than to the Adjustment Factor based on the content of the Preliminary Closing Statement, then Buyer shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.4(e)(ii).  If the Adjustment Factor based on the content of the Final Closing Statement is closer in amount to the Adjustment Factor based on the content of the Preliminary Closing Statement than to the Adjustment Factor based on the content of the Closing Statement Objection, then Parent shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.4(e)(ii).  If the difference between the Adjustment Factor based on the content of the Final Closing Statement and the Adjustment Factor based on the content of the Closing

Statement Objection is equal to the difference between the Adjustment Factor based on the content of the Final Closing Statement and the Adjustment Factor based on the content of the Preliminary Closing Statement, then all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.4(e)(ii) shall be paid one-half by Parent and one-half by Buyer.

(f)            Cooperation.  Buyer shall not take any actions with respect to the accounting books, records, policies and procedures of Buyer (or any Designated Purchaser) or the Group Companies that would materially obstruct or prevent the preparation or review of the Preliminary Closing Statement.  Each Party shall cooperate, and shall cause its subsidiaries (including any Designated Purchaser) to cooperate, with the other Party in the preparation and review of the Preliminary Closing Statement, including (i) providing such other Party and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of any of the foregoing to the extent reasonably necessary to prepare or review the Preliminary Closing Statement, (ii) in the case of Buyer, causing employees of Buyer and its subsidiaries (including any Designated Purchaser) to provide to Parent as promptly as practicable after the Closing Date (but in no event later the date on which Buyer delivers the Preliminary Closing Statement to Parent) with normal year-end closing financial information for the Group Companies for the period ending as of the Effective Time, and (iii) cooperating in all reasonable respects with such other Party’s representatives, including the provision on a timely basis of all other information reasonably necessary or useful in connection with the preparation or review of the Preliminary Closing Statement.

(g)           Final Closing Statement.  After the determination of the Final Closing Statement pursuant to this Section 2.4, neither Party shall have the right to make any claim based on the preparation of the Final Closing Statement or the calculation of the Cash, Debt, Current Assets, Current Liabilities or Net Working Capital as of the Effective Time (even if subsequent events or subsequently discovered facts would have affected the preparation of the Final Closing Statement or the calculation of the Cash, Debt, Current Assets, Current Liabilities or Net Working Capital had such subsequent events or subsequently discovered facts been known at the time of the Closing).

2.5           Purchase Price Allocation.  The Purchase Price shall be allocated among the Ice Business Assets for tax purposes as set forth in Exhibit 2.5 (the “Purchase Price Allocation”).  Each Party shall file all Tax Returns (including amended returns and claims for refund) in a manner reflecting the Purchase Price Allocation.  In the event of a dispute between the Parties relating to the Purchase Price Allocation that is not resolved within thirty (30) days after any Party provides written notice of such dispute to the other, the determination of the Purchase Price Allocation shall be resolved in the manner consistent with the procedures set forth in Section 2.4(e)(ii).

3.                                      REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of Parent.  Parent makes the following representations and warranties to Buyer:

(a)           Due Organization and Power.

(i)                    Parent.  Parent is a corporation duly organized and validly existing under the laws of the State of Wisconsin, U.S.A. and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as presently conducted.  Parent has all requisite power, legal right and authority to execute and deliver this Agreement.  Parent has all requisite corporate power and authority to execute and deliver the other documents and instruments to be executed and delivered by Parent pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(ii)                   Sellers.  Each of Scotsman Holding Company, Enodis Group UK and Enodis Corporation (each, a “Seller”) is a company duly organized, validly existing and in good standing (to the extent the concept of good standing is applicable) under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as presently conducted.  Each Seller has all requisite corporate power and authority to execute and deliver the documents and instruments to be executed and delivered by such Seller pursuant hereto and to carry out the transactions contemplated thereby.

(iii)                  Target Companies.  Each of Scotsman, CastelMAC and Frimont (each, a “Target Company”) is a company duly organized, validly existing and in good standing (to the extent the concept of good standing is applicable) under the laws of its jurisdiction of organization.  Each Target Company has all requisite power, legal right and authority to own, operate and lease its properties and assets and to carry on its business as and where it currently conducts its business.  Each Target Company is duly qualified or licensed to do business as a foreign entity in each jurisdiction wherein the character of the properties owned by it, or the nature of its business, makes such licensing or qualification necessary (to the extent the concept of qualification or licensure to do business as a foreign entity as required by U.S. state law is applicable), except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.  Copies of the organizational documents of each Target Company have been provided to Buyer, and such copies are accurate and complete.

(b)           Authority.

(i)                    Parent.  The execution and delivery by Parent of this Agreement and the other documents and instruments to be executed and delivered by Parent pursuant hereto and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by Parent, and no other or further act or proceeding on the part of Parent is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Parent pursuant hereto or the consummation by Parent of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Parent and constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Parent pursuant hereto will constitute, valid and binding agreements of Parent, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(ii)                   Sellers.  The execution and delivery by the Sellers of the documents and instruments to be executed and delivered by the Sellers pursuant hereto and the consummation by the Sellers of the transactions contemplated thereby have been duly authorized by the Sellers (as applicable), and no other or further act or proceeding on the part of the Sellers is necessary to authorize the documents and instruments to be executed and delivered by the Sellers pursuant hereto or the consummation by the Sellers of the transactions contemplated thereby.  When executed and delivered, the documents and instruments to be executed and delivered by the Sellers pursuant hereto will constitute valid and binding agreements of the Sellers (as applicable), enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(c)           No Violation.  Except as set forth in Schedule 3.1(c), neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by Parent or any Seller pursuant hereto nor the consummation by Parent or any Seller of the transactions contemplated hereby and thereby (i) will, subject to the approval of this Agreement and the transactions contemplated hereby by the United States Department of Justice Antitrust Division (the “DOJ”) and the European Commission (the “EC”) under the Divestiture Orders, violate any Law or Order applicable to Parent, any Seller, any Group Company, any of the assets or properties of any Group Company or the Colorado Real Property, (ii) will require any authorization, consent or approval by, filing with or notice to any Governmental Entity, except for (A) the DOJ and the EC pursuant to the requirements of the Divestiture Orders, (B) the requirements of any Regulatory Law of the jurisdictions set forth in Schedule 3.1(c) (assuming the accuracy of the information provided to Parent by Buyer) or (C) such authorizations, consents, approvals, filings or notices the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect, (iii) will violate or conflict with, or constitute a default under, or will result in the termination, cancellation, revocation, modification or suspension of, or accelerate the maturity of or the performance required by, any term or provision of (A) the charter, bylaws or similar organizational documents of Parent, any Seller or any Group Company or (B) any license or permit issued to any Group Company or related to the Colorado Real Property or any Contract to which Parent, any Seller or any Group Company is a party (including Contracts by which the Colorado Real Property is bound), except, in the case of subclause (B) only, for such violations, conflicts, defaults, terminations, cancellations, revocations, modifications, suspensions or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect, (iv) will result in the creation of any Liens (other than Permitted Liens) upon any of the Scotsman Equity

Securities, the CastelMAC Equity Securities or the Frimont Equity Securities or (v) will result in the creation of any Lien (other than a Permitted Lien) upon the Colorado Real Property or assets or properties of any Group Company under any term or provision of the charter, bylaws or similar organizational documents of Parent, any Seller or any Group Company or of the terms of any Contract to which Parent, any Seller or any Group Company is a party.

(d)           Capitalization; Title.

(i)                    Target Companies.  Schedule 3.1(d)(i) contains a list of the capitalization and ownership of the Target Companies.  All the issued and outstanding equity securities of the Target Companies (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance with all applicable Laws and (C) are held free and clear of all Liens and Stock Restrictions by the applicable Seller with valid title thereto, except for the Liens set forth on Schedule 3.1(d)(i), which Liens shall be released on or prior to the Closing.  Except for the Scotsman Equity Securities, the CastelMAC Equity Securities and the Frimont Equity Securities held by the Sellers as set forth on Schedule 3.1(d)(i), there are no (1) equity securities of any Target Company outstanding, (2) securities convertible into or exchangeable for equity securities of any Target Company outstanding, (3) options, warrants or other rights to purchase or subscribe to any equity securities of any Target Company or securities that are convertible into or exchangeable for equity securities of any Target Company outstanding or (4) Contracts relating to the issuance, sale or transfer of any equity securities of any Target Company, any such convertible or exchangeable securities or any such options, warrants or other rights.  Except as set forth in Schedule 3.1(d)(i), no Target Company has the right to acquire, directly or indirectly, an equity interest in any Person.  No Group Company is subject to any obligation to repurchase or otherwise acquire or retire, or to register under the Securities Act of 1933, as amended, any securities.

(ii)                   Subsidiaries.

(1)           Schedule 3.1(d)(ii) contains a list of the name, jurisdiction of organization, capitalization and ownership of each corporation, limited liability company, partnership or other entity of which more than 5.0% of the outstanding equity securities are directly or indirectly owned by any Target Company (collectively, the “Subsidiaries”).  All the issued and outstanding equity securities of each Subsidiary (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance with all applicable Laws and (C) are held free and clear of all Liens and Stock Restrictions by one or more of the Target Companies (except for those outstanding equity securities owned by other Persons as set forth in Schedule 3.1(d)(ii)).  Except as set forth in Schedule 3.1(d)(ii), there are no (1) equity securities of any Subsidiary outstanding, (2) securities convertible into or exchangeable for equity securities of any Subsidiary outstanding; (3) options, warrants or other rights to purchase or subscribe to equity securities of any Subsidiary or securities that are convertible into or exchangeable for equity securities of any Subsidiary or (4) Contracts relating to the issuance, sale or transfer of any equity securities of any Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights.  Except as set forth in Schedule 3.1(d)(ii), no Subsidiary has the right to acquire, directly or indirectly, an equity interest in any Person.

(2)           Each Subsidiary is a company duly organized, validly existing and in good standing (to the extent the concept of good standing is applicable) under the laws of its jurisdiction of organization and has all requisite power, legal right and authority to own, operate and lease its properties and to carry on its business as and where it currently conducts its business.  Each Subsidiary is duly qualified or licensed to do business as a foreign entity in each jurisdiction wherein the character of the properties owned by it, or the nature of its business, makes such licensing or qualification necessary (to the extent the concept of qualification or licensure to do business as a foreign entity as required by U.S. state law is applicable), except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

(iii)                  Sellers.  All of the issued and outstanding equity securities of each Seller are beneficially owned, indirectly, by Parent free and clear of any Stock Restrictions with respect to the voting thereof.  Parent, indirectly through subsidiaries, has the requisite power and authority to cause the Sellers to take all actions contemplated to be taken by the Sellers hereunder.

(e)           Financial Statements; Undisclosed Liabilities.

(i)                    Aggregated Balance Sheet.  Schedule 3.1(e)(i)(A) contains (A) an audited aggregated balance sheet of Scotsman, CastelMAC, Frimont and their respective Subsidiaries (excluding Scotsman Shanghai) as of September 27, 2008 (the “Recent Balance Sheet”), and Parent has furnished to Buyer a copy of the written report of Deloitte & Touche LLP, independent certified public accountants, thereon and (B) an unaudited aggregated balance sheet of Scotsman, CastelMAC, Frimont and their respective Subsidiaries (excluding Scotsman Shanghai) as of December 31, 2008.  Except as set forth in Schedule 3.1(e)(i)(A), such balance sheets (except for the absence of footnote disclosure and year-end adjustments in the case of the unaudited balance sheet) (1) were prepared in accordance with IFRS, as in effect on the date of such financial statements and applied on a basis consistent with past practices, and (2) fairly present, in all material respects, the financial condition of Scotsman, CastelMAC, Frimont and their respective Subsidiaries (excluding Scotsman Shanghai) as of the applicable date thereof after giving effect to certain estimated allocations and charges for services described in Schedule 3.1(e)(i)(A).  Schedule 3.1(e)(i)(B) contains unaudited individual balance sheets for each of Scotsman, CastelMAC and Frimont and their respective Subsidiaries (excluding Scotsman Shanghai) as of

September 30, 2006 and September 29, 2007.  Such balance sheets were prepared in accordance with the principles, methods, policies, practices and procedures set forth on Schedule 3.1(e)(i)(B).

(ii)                   Aggregated Statement of Income.  Schedule 3.1(e)(ii)(A) contains (A) an audited aggregated statement of income of Scotsman, CastelMAC, Frimont and their respective Subsidiaries (including the Ice Business as conducted by Scotsman Shanghai) for the fiscal year ended September 27, 2008 and (B) an unaudited aggregated statement of income of Scotsman, CastelMAC, Frimont and their respective Subsidiaries (including the Ice Business as conducted by Scotsman Shanghai) for the period beginning September 28, 2008 and ending December 31, 2008.  Except as set forth in Schedule 3.1(e)(ii)(A), such statements of income (except in the case of the unaudited statement of income for the absence of footnote disclosure and year-end adjustments) (1) were prepared in accordance with IFRS, as in effect on the date of such financial statements and applied on a basis consistent with past practices, and (2) fairly present, in all material respects, the results of operations of Scotsman, CastelMAC, Frimont and their respective Subsidiaries (including the Ice Business as conducted by Scotsman Shanghai) for the applicable period covered thereby after giving effect to certain estimated allocations and charges for services described in Schedule 3.1(e)(ii)(A).  Schedule 3.1(e)(ii)(B) contains unaudited individual statements of income of each of Scotsman, CastelMAC, Frimont and their respective Subsidiaries (including Scotsman Shanghai) for the fiscal years ended September 30, 2006 and September 29, 2007.  Such statements of income were prepared in accordance with the principles, methods, policies, practices and procedures set forth on Schedule 3.1(e)(ii)(B).

(iii)                  Scotsman Shanghai Asset and Liability Statement.  Schedule 3.1(e)(iii) contains an unaudited list of the carrying value of the assets and liabilities of Scotsman Shanghai as of December 31, 2008.

(iv)                  Undisclosed Liabilities.  Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, there are no material liabilities or obligations (including allowances, coupons, discounts, promotions, rebates or similar arrangements or any derivatives) of any Group Company (excluding Scotsman Shanghai) of any nature, whether known, unknown, accrued, contingent, absolute, determined, determinable, due, to become due or otherwise, in each case, that IFRS would require to be reflected or reserved against on a balance sheet (as applied on a basis consistent with the past practice of the Group Companies as modified as set forth on Schedule 3.1(e)(i)(A)), other than (A) liabilities or obligations reflected or reserved against on the unaudited aggregated balance sheet of Scotsman, CastelMAC, Frimont and their respective Subsidiaries (excluding Scotsman Shanghai) as of December 31, 2008, as attached to Schedule 3.1(e)(i)(A), (B) liabilities or obligations that were incurred since December 31, 2008 in the ordinary course of business, (C) liabilities or obligations that were incurred since December 31, 2008 outside the ordinary course of business which would not, individually or in the aggregate, reasonably be expected to result in liabilities or obligations in excess of $500,000 (or its foreign currency equivalent) and (D) liabilities set forth on Schedule 3.1(e)(iv).

(v)                   Scotsman Shanghai Net Worth.  As of the Effective Time, the net assets of Scotsman Shanghai shall be not less than 11,901,423 Chinese Renminbi.  For purposes of this Section 3.1(e)(v), “net assets” shall mean the difference between (i) the assets of Scotsman Shanghai and (ii) the liabilities of Scotsman Shanghai, in each case determined in accordance with IFRS net of intercompany accounts involving Scotsman Shanghai, on the one hand, and the Group Companies (other than Scotsman Shanghai), on the other hand.

(f)            Tax Matters.

(i)                    Returns.  Except as set forth on Schedule 3.1(f)(i), (A) all Tax Returns required to be filed by or on behalf of Enodis Corporation or any Group Company have been timely filed and, when filed, were complete and accurate in all material respects; (B) all material Taxes due and owing by Enodis Corporation or any Group Company have been paid or adequately accrued on the books of the appropriate company; and (C) each Group Company has complied in all material respects with all applicable Laws relating to the withholding of Taxes.

(ii)                   Audits.  Except as set forth in Schedule 3.1(f)(ii), (A) there is no audit examination, deficiency or proposed adjustment pending or, to the knowledge of Parent, threatened with respect to any material amount of Taxes nor is any claim for additional Taxes in any material amount asserted by any Tax authority, in each case, with respect to any Group Company; (B) there are no outstanding Contracts or waivers extending the statutory period of limitations for a Tax assessment of the Taxes of any Group Company; (C) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns with respect to any Group Company; (D) no ruling with respect to Taxes has been requested by or on behalf of any Group Company that remains pending; (E) no Group Company is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment of Tax losses, entitlements to refunds or similar Tax matters (other than any such agreement between Scotsman and its subsidiaries on the one hand, and Parent or any of its Affiliates (other than Scotsman and its subsidiaries) on the other, or between an Italian Group Company and its subsidiaries, on the one hand, and Enodis Group UK on the other); and (F) no claim has been made by any Tax authority in a jurisdiction where a Group Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction in writing.

(iii)                  Affiliated Group.  Schedule 3.1(f)(iii) lists every year that any Group Company was a member of an affiliated group of corporations that filed (A) a consolidated U.S. federal income Tax Return for which the statute of limitations does not bar a federal income Tax assessment or (B) a consolidated Italian Corporate Income Tax Return for which the statute of limitations does not bar an Italian Corporate Income Tax assessment.  No Group Company has any liability for the Taxes of any person (other than Enodis Holdings, Inc. (or, for periods after January 30, 2009, Parent) and its subsidiaries and Enodis Group UK and its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g)           Absence of Certain Changes.  Except as set forth on Schedule 3.1(g) and for acts or omissions undertaken as required by the Divestiture Orders, from December 31, 2008 until the date of this Agreement, the Group Companies (including in respect of the use of the Colorado Real Property) have been operated in the ordinary course of business consistent with past practice.  Except as set forth in Schedule 3.1(g), from December 31, 2008 until the date of this Agreement, there has not been:  (i) a Material Adverse Effect; (ii) any increase in the compensation, salaries or wages payable or to become payable to any Transferred Employee, except in the ordinary course of business that do not exceed 4% of such Person’s prior year compensation, salary or wages, as applicable, as required under contractual arrangements (including national collective or company level bargaining agreements or individual employment agreements) or sale compensation plans in effect as of December 31, 2008 or as required under applicable Law; (iii) any entry by any Group Company into any employment, severance or termination Contract (other than employment offer letters that provide for at-will employment and do not entitle the employee to any payments or benefits upon any termination of employment) with any Transferred Employee or any amendment thereto; (iv) any sale, lease, pledge, mortgage or other transfer, disposition or encumbrance of any material properties or assets of any Group Company except (y) the sale of inventory and products of the Ice Business in the ordinary course of business and (z) Permitted Liens applicable to any Owned Real Property, any Real Property Lease or the Colorado Real Property; (v) any indebtedness for borrowed money incurred or guaranteed by any Group Company, other than intercompany borrowings from Parent or any of its Affiliates or in the ordinary course of business; (vi) any material amendment to, or termination of, any Material Contract, except in the ordinary course of business; (vii) any material change in the accounting methods of any Group Company, except as required by IFRS or applicable Law; or (viii) any material loss, damage, destruction or other casualty to the tangible assets or properties of the Group Companies (including the Colorado Real Property).

(h)           No Litigation.  Except as set forth in Schedule 3.1(h), for the Divestiture Orders and for such other litigation, arbitration or similar proceedings, governmental investigations or Orders that, if adversely determined, would not reasonably be expected to result in a liability in excess of $500,000 (or its foreign currency equivalent as of the date of this Agreement), as of the date of this Agreement, (i) there is no litigation, arbitration or similar proceeding or governmental investigation pending or, to the knowledge of Parent, threatened against any Group Company, any officer, director or employee of any Group Company (in such capacity), any of the assets or properties of any Group Company or the Colorado Real Property or otherwise relating to the transactions contemplated by this Agreement, (ii) there is no outstanding Order against or adversely affecting any Group Company, any of the assets or properties of any Group Company or the Colorado Real Property or that is reasonably likely to prohibit or materially delay the consummation of the transactions contemplated by this Agreement and (iii) since January 1, 2006, to the knowledge of Parent, there has been no litigation, arbitration or similar proceeding or governmental investigation pending or threatened against any Group Company, any officer, director or employee of any Group Company (in such capacity), any of the assets or properties of any Group Company or the Colorado Real Property relating to exposure to Hazardous Substances.

(i)            Compliance With Laws and Orders.  Except for past violations for which the Group Companies are not subject to any current Losses and are not reasonably likely to become subject to any future Losses and except as set forth in Schedule 3.1(i), since January 1, 2006, each Group Company has operated and conducted its business, and the Ice Business and the Colorado Real Property have been operated and conducted, in accordance with all Laws or Orders applicable to a Group Company, the Ice Business or the Colorado Real Property.  Since January 1, 2006, none of Parent, Sellers or the Group Companies has received written notice of any material violation of any such Law or Order applicable to the Group Company or the Ice Business or the Colorado Real Property, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect.  To the knowledge of Parent, since January 1, 2004, no Group Company nor any officers, directors or employees of any Group Company, with respect to any Group Company or any of its business activities, including the Ice Business, performed any act that constitutes a violation of the Foreign Corrupt Practices Act of 1977, as amended.

(j)            Licenses and Permits.  Each Group Company has all material licenses, permits, franchises, approvals, authorizations and consents of all Governmental Entities required for the lawful conduct of the Ice Business (including the Colorado Real Property) as currently conducted by such Group Company (the “Licenses and Permits”).  To the knowledge of Parent, each License and Permit is valid and in full force and effect and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License or Permit invalid in any respect.  Except as set forth in Schedule 3.1(j), no Group Company nor any of the Ice Business Assets is violating in any material respect any License or Permit.  There are no material defects in the zoning or other permits pertaining to the operation of each material operating asset of the Group Companies.

(k)           Environmental Matters.  Parent makes no representation or warranty as to any matters relating to the environment or Environmental Laws except as expressly set forth in this Section 3.1(k).  Except as set forth in Schedule 3.1(k) as discussed in those documents:

(i)                    Except for past violations for which the Group Companies are not subject to any current Losses and are not reasonably likely to become subject to any future Losses, since January 1, 2006, to the knowledge of Parent, the Group Companies have been in compliance, and the Ice Business has operated and conducted in compliance, with any Environmental Laws applicable to the Ice Business or to the operations at the facilities currently owned or leased or previously owned or leased by such Group Company (including the Colorado

Real Property) or any licenses, permits, approvals, authorizations or consents required to be obtained by such Group Company under applicable Environmental Laws to operate the Ice Business or such facilities as currently operated, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect; and

(ii)                   To the knowledge of Parent, no Hazardous Substances have been produced, sold, used, stored, transported, arranged for transport, handled, released, discharged or disposed of by any Group Company or any Person, at or from the facilities currently or formerly owned or leased by such Group Company (including the Colorado Real Property) in a manner that violated any applicable Environmental Law, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect; and

(iii)                  Since January 1, 2006, no Group Company has received written notice from any Governmental Entity that such Group Company is in violation or allegedly in violation of, does not comply with or allegedly does not comply with, or has taken any action that creates the basis for liability or alleged liability (including, but not limited to, asbestos) under, any applicable Environmental Law in respect of its operation of any facilities currently owned or leased by such Group Company (including the Colorado Real Property) (and, to the knowledge of Parent, any facilities formerly owned or leased by such Group Company), except for such violations, instances of noncompliance or liabilities that would not, individually or in the aggregate, have a Material Adverse Effect; and

(iv)                  There is (i) no litigation, arbitration or similar proceeding or governmental investigation pending or, to the knowledge of Parent, threatened against any Group Company, any officer, director or employee of any Group Company (in such capacity), any of the assets or properties of any Group Company or the Colorado Real Property relating to the environment or Environmental Laws, (ii) since January 1, 2006, to the knowledge of Parent, there has been no litigation, arbitration or similar proceeding or governmental investigation pending or threatened against any Group Company, any officer, director or employee of any Group Company (in such capacity), any of the assets or properties of any Group Company or the Colorado Real Property relating to the environment or Environmental Laws, and (iii) no outstanding Order against or adversely affecting any Group Company, any of the assets or properties of any Group Company or the Colorado Real Property relating to the environment or Environmental Laws; and

(v)                   Each Group Company has all material Licenses and Permits relating to Environmental Laws.  To the knowledge of Parent, each License and Permit is valid and in full force and effect and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License or Permit invalid in any respect.  No Group Company is violating any License or Permit, except for such instances of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect.  There are no material defects in the environmental permits pertaining to the operation of each material operating asset of the Group Companies; and

(vi)                  No Lien, for which obligations or restrictions still exist, has been recorded on any properties of any Group Company or the Colorado Real Property by any Governmental Entity under any Environmental Law; and

(vii)                 Parent has delivered to Buyer complete and accurate copies of all material reports, studies or investigations, in its possession, relating to the Group Companies and the Colorado Real Property’s current or former businesses or properties and relating to environmental conditions, liabilities or compliance matters or to Hazardous Materials, excluding reports, studies or investigations that were prepared before January 1, 2000 (with the exception of such material relating to the Castelfranco facility, as to which no such date restriction shall apply).

(l)            Title to Assets; Liens.

(i)                    Owned Real Property.

(1)           Enodis Corporation has good, marketable and insurable fee title to the Colorado Real Property, subject only to Permitted Liens applicable to the Colorado Real Property.

(2)           Schedule 3.1(l)(i)(2) sets forth a true, correct and complete list of each parcel of Owned Real Property and the Group Company which is the true and correct owner thereof.

(3)           Except as explicitly set forth in Paragraph 8 of the Restrictive and Protective Covenants for Allendale County Industrial Park at Fairfax, South Carolina recorded on December 15, 1978 in the Office of the Clerk of Court for Allendale County, South Carolina in Deed Book 57 at Page 469, no Person has any option or right of first refusal to acquire the Colorado Real Property, any of the Owned Real Property or any portion of any of the foregoing.

(4)           Except as set forth in Schedule 3.1(l)(i)(4), there are no Persons (other than Enodis Corporation and the Group Companies) that are in possession of, or have a leasehold interest in or similar license or occupancy right to, any of the Owned Real Property (or, to Parent’s knowledge, the Colorado Real Property) or any portion of any of the foregoing, except pursuant to Permitted Liens.

(5)           To the knowledge of Parent as of the date of this Agreement: (i) the easement described in the Easement Agreement dated May 2, 1977, by and between The Colorado National Bank of Denver, Trustee, and Mile High Equipment Company and recorded May 2, 1977 in the office of the clerk and recorder for the County of Denver, Colorado in Book 1430 at Page 59 (the “Colorado Access Easement”) grants access to and from one of the existing parking lots on the Colorado Real Property and to and from East 45th Avenue and (ii) no third party has objected to the use of said easement for such access by the occupants of the Colorado Real Property.

(6)           To the knowledge of Parent as of the date of this Agreement, Enodis Corporation has not received any written notice from The Colorado National Bank of Denver, Trustee, or any successor thereto, as “Grantee” under that certain Utility and Railroad Easement Agreement dated as of April 22, 1977, by and between The Colorado National Bank of Denver, Trustee, as grantor and The Colorado National Bank of Denver, Trustee, as grantee, and recorded April 26, 1977 in the office of the clerk and recorder for the County of Denver, Colorado in Book 1426 at Page 631, that said “Grantee” intends to exercise its rights thereunder to construct, operate and/or maintain a railroad facility on the Colorado Real Property.

(7)           To the knowledge of Parent as of the date of this Agreement, Scotsman has not received any written notice from the County of Allendale, South Carolina that said county is claiming that Parent’s indirect acquisition of the outstanding share capital of Enodis Ltd. (f/k/a Enodis plc) was a breach of Paragraph 8 of the Restrictive and Protective Covenants for Allendale County Industrial Park at Fairfax, South Carolina recorded on December 15, 1978 in the Office of the Clerk of Court for Allendale County, South Carolina in Deed Book 57 at Page 469.

(8)           To the knowledge of Parent as of the date of this Agreement, the right of way for the construction of the street described in that certain right of way easement dated June 7, 1966 granted by W.F. Barnes, Sr. to the Town of Fairfax Incorporated and recorded June 15, 1966 in the Office of the Clerk of Court for Allendale County, South Carolina, in Deed Book 34 at Page 598 is not located within the footprint of the building improvements located on the Owned Real Property in Fairfax County, South Carolina.

(ii)                   Leased Real Property.  Parent has made available to Buyer true, correct and complete copies of each Real Property Lease which constitutes a Material Contract.  Each Group Company that is party to any of the Real Property Leases has a valid leasehold interest in such Real Property Leases, and has not assigned, sublet, transferred or conveyed any interest in any such Real Property Leases (other than Permitted Liens) except as set forth in Schedule 3.1(l)(ii).

(iii)                  Group Company Assets.  Except as set forth in Schedule 3.1(l)(iii) each of Scotsman, CastelMAC, Frimont and their respective Subsidiaries has good and valid title to (or a valid and subsisting leasehold interest in or a legal, valid and enforceable license or right to use) its assets (including the Owned Real Property), in each case, free and clear of all Liens other than Permitted Liens.

(m)          Material Contracts.  Schedule 3.1(m)(i) sets forth a list, as of the date of this Agreement, of each of the following types of Contracts (and if such Contract is not in writing, a description of the material terms thereof) to which any Group Company is a party or by which any Group Company or the Colorado Real Property is bound (each, a “Material Contract”):

(i)                    Any real or personal property lease Contract involving future liability of any Group Company for annual rental payments in excess of $250,000 or its foreign currency equivalent as of the date of this Agreement; and

(ii)                   Any Contract involving the future performance of services, or the future delivery of goods, by any Group Company that provides for a price, fee or other consideration payable to such Group Company in excess of $1,000,000 or its foreign currency equivalent as of the date of this Agreement; and

(iii)                  Any Contract involving the future performance of services for the benefit of, or the future delivery of goods to, any Group Company that provides for a price, fee or other consideration payable by such Group Company in excess of $1,000,000 or its foreign currency equivalent as of the date of this Agreement; and

(iv)                  Any Contract relating to indebtedness for borrowed money in excess of $200,000 or its foreign currency equivalent as of the date of this Agreement; and

(v)                   Any employment or severance Contract (other than employment offer letters that provide for at-will employment and do not entitle the employee to any payments or benefits upon any termination of employment in excess of $200,000) with any Transferred Employee involving future liability for payments in excess of $200,000 or its foreign currency equivalent as of the date of this Agreement; provided, however, that Schedule 3.1(m)(i)(v) does not include any employment or severance Contract that any Group Company is legally required to maintain pursuant to Law (including the so-called “trattamento di fine rapporto” for CastelMAC, Frimont and Ice Works Milano S.r.l.); and

(vi)                  Any collective bargaining, labor union or similar Contract with any labor union or other representative of a group of Transferred Employees; and

(vii)                 Any joint venture or partnership Contract; and

(viii)                Any Contract containing any non-competition, customer non-solicitation or similar covenant that materially restricts any future business activity of any Group Company or restricts the future business activity of Buyer.

Except as set forth in Schedule 3.1(m)(ii), each Material Contract is in full force and effect and is an enforceable (assuming due execution and delivery by each party other than the applicable Group Company), valid and binding obligation of the applicable Group Company and, to the knowledge of Parent, of the other parties thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.  Except as set forth in Schedule 3.1(m), the applicable Group Company and, to the knowledge of Parent, each other party thereto is in compliance in all material respects with the material terms and requirements of each Material Contract.  As of the date of this Agreement, none of Parent or any of its Affiliates (other than the Group Companies) or, to the knowledge of Parent, any Group Company has received any written notice that any party to any Material Contract intends to cancel or terminate, or fail to comply in all material respects with the material terms and requirements of, such Material Contract.  A true, correct and complete copy of each Material Contract has been made available to Buyer.

(n)           Labor Matters.

(i)                    Strikes, Work Stoppages, Etc.  No Group Company has suffered any strike or work stoppage by any group of its employees affecting the Ice Business during the three (3) year period immediately preceding the date of this Agreement, except for such strikes or work stoppages that would not, individually or in the aggregate, have a Material Adverse Effect.  Except as set forth in Schedule 3.1(n), no collective bargaining or labor union agreement is currently being negotiated by any Group Company.  Except as set forth in Schedule 3.1(n), to the knowledge of Parent, there are no activities or proceedings on the part of any labor union to organize any of the Transferred Employees.

(ii)                   WARN Act.  No Group Company has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Law, that remains unsatisfied, and no Group Company has any plans to incur any such liability or obligation.

(iii)                  Grievances, Charges, Etc.  There are no pending or, to the knowledge of Parent, threatened grievances, charges, complaints or similar proceedings filed on behalf of a Transferred Employee or Former Employee or labor organization purporting to represent a Transferred Employee or Former Employee before any applicable Governmental Entity with respect to any Italian Group Company, including any proceedings relating to the health and safety of employees in the workplace, that, if adversely determined, would reasonably be expected to result in an aggregate liability in excess of $500,000 (or its foreign currency equivalent as of the date of this Agreement).

(o)           Employee Benefit Plans.

(i)                    Benefit Plans.  Schedule 3.1(o)(i) sets forth a list of all “employee benefit plans,” as defined in Section 3(3) of the Employment

Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case that are maintained by any Group Company, or to which any Group Company is obligated to contribute, or in which any Transferred Employees or Former Employees participate (collectively, the “Benefit Plans”); provided, however, that Schedule 3.1(o)(i) does not include Benefit Plans that any Group Company is legally required to maintain pursuant to Law (including the so-called “trattamento di fine rapporto” for CastelMAC, Frimont and Ice Works Milano S.r.l.).

(ii)                   Group Company Plans.  Each Benefit Plan (determined without regard to any materiality qualifier in the definition of Benefit Plan) that is sponsored by a Group Company (a “Group Company Plan”) is indicated as such on Schedule 3.1(o)(i).  With respect to each Group Company Plan, to the extent applicable, Parent has made available to Buyer a copy of (A) the plan document, including all amendments thereto, or other governing Contract or a summary of any unwritten plans, (B) the most recently distributed summary plan description, (C) each trust or other funding Contract, (D) the most recently filed IRS Form 5500 (including schedules and attachments), (E) the most recently received IRS determination letter or IRS opinion letter (in the case of a prototype plan) and (F) the most recently prepared financial statements.

(iii)                  ERISA Affiliates.   No event has occurred and no condition exists that could reasonably be expected to subject any Group Company by reason of its affiliation with or by any trade or business, whether or not incorporated, that together with a Group Company would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) to any liability imposed by ERISA, the Code or other applicable Laws (including liability under Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code).

(iv)                  Multiemployer and Funded Plans.  None of the Benefit Plans is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA and to which any Group Company or any of their respective ERISA Affiliates contributes or has an obligation to contribute, and no Group Company has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any Group Company.  No Group Company Plan is subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code.

(v)                   Compliance.  With respect to each Benefit Plan:  (A) such Benefit Plan is in compliance in all material respects in form and operation with its own terms and in compliance in all material respects in form and operation with all applicable Laws and Orders, and each applicable Group Company has timely made all required contributions thereto; (B) all notices, reports and information relating to such Benefit Plan required to be filed with any Governmental Entity or provided to participants or their beneficiaries have been timely filed and provided; (C) as of the date of this Agreement, there is no litigation, arbitration or similar proceeding pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or, to the knowledge of Parent, threatened (in a reasonably serious manner and in writing) with respect to any such Benefit Plan or against the assets of any such Benefit Plan; (D) each such Benefit Plan intended to be qualified under Section 401(a) of the Code is covered by a favorable IRS determination letter as to the tax-qualified status of the plan and trust as to form or is a prototype entitled to rely on an opinion letter; and (E) to the knowledge of Parent, no person has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any such Benefit Plan for which no individual or class exemption exists; in each case except, in the case of any Benefit Plan that is not a Group Company Plan, as would not, individually or in the aggregate, have a Material Adverse Effect.

(vi)                  Italian Compensation.  Except as set forth on Schedule 3.1(o)(vi), there was no compensation paid during the 2007 or 2008 fiscal years of the Italian Group Companies to any director of the Italian Group Companies (excluding compensation paid to directors as employees of the Italian Group Companies), and no agreement exists between the Italian Group Companies and any of their respective directors, whether written or unwritten, which provides for the payment of any additional compensation to the directors of the Italian Group Companies (excluding compensation paid to directors as employees of the Italian Group Companies).

(p)           Intellectual Property.

(i)                    Except as set forth on Schedule 3.1(p)(i), the Group Companies own all right, title and interest in and to, or have valid rights to use, all Intellectual Property material for the conduct of the Ice Business as currently conducted and contemplated (the “Business Intellectual Property”).

(ii)                   There is no action, suit or proceeding pending, or to the knowledge of Parent, threatened, (A) alleging infringement, misappropriation, violation or dilution by any Group Company of any Intellectual Property of any third party or challenging the validity, enforceability, ownership or use of any Business Intellectual Property owned by any Group Company or (B) by any Group Company against any third party alleging infringement, misappropriation or other violation of any Business Intellectual Property owned by any Group Company.  The conduct of the Ice Business by the Group Companies as currently conducted does not infringe any Intellectual Property of any third party and, to the knowledge of Parent, no Business Intellectual Property owned by any Group Company is being infringed by any third party.  No Business Intellectual Property will terminate or cease to be a valid right of the Group Companies by reason of the consummation by the transactions contemplated hereby.

(iii)                  Except as set forth on Schedule 3.1(p)(iii), to the knowledge of Parent, no current or former employee or officer of any Group Company owns any right, title or interest in or to any Business Intellectual Property.

(iv)                  To the knowledge of Parent, no material trade secrets of the Group Companies have been disclosed to any third party, except pursuant to written confidentiality obligations.

(v)                   Each Contract to which Parent or any Group Company is a party or by which Parent or any Group Company is bound (other than Contracts for the use of commercially available off-the-shelf software) pertaining primarily to the Business Intellectual Property (the “IP Contracts”) is in full force and effect and is an enforceable (assuming due execution and delivery by each party other than Parent or the applicable Group Company), valid and binding obligation of Parent or the applicable Group Company and, to the knowledge of Parent, of the other parties thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.  Except as set forth in Schedule 3.1(p)(v), Parent, the applicable Group Company and, to the knowledge of Parent, each other party thereto is in compliance in all material respects with the material terms and requirements of each IP Contract.  As of the date of this Agreement, none of Parent or any of its Affiliates (other than the Group Companies) or, to the knowledge of Parent, any Group Company has received any written notice that any party to any IP Contract intends to cancel or terminate, or fail to comply in all material respects with the material terms and requirements of, such IP Contract.

(q)           Sufficiency of Assets.  Except (i) as disclosed in Schedule 3.1(q)(i), (ii) for the services and benefits that are contemplated to be available or otherwise offered by Parent or any of its Affiliates to the Group Companies under this Agreement or the Transition Services Agreement and (iii) the software licenses listed on Schedule 3.1(q)(iii), which licenses shall be transferred to, or comparable substitute licenses with the same vendors on substantially similar terms will be provided to, the Group Companies prior to Closing, the properties and assets of the Group Companies, together with the Colorado Real Property, comprise all of the material assets, rights and properties, tangible and intangible, that the Group Companies use in the conduct of the Ice Business as conducted on the date hereof.  Except as disclosed in Schedule 3.1(q)(i), each material operating asset of the Group Companies will be operational on the Closing Date.  As of the Closing, except as set forth on Schedule 3.1(q)(ii), none of the Group Companies will have any business or operations that are not part of the Ice Business.

(r)            Fees.  Except as set forth in Schedule 3.1(r), neither Parent nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

(s)           Insurance.  Schedule 3.1(s) sets forth a complete and correct list of all policies of insurance that are owned or held by a Group Company or covering the Ice Business or the Colorado Real Property for which premiums were paid at any time during the period commencing on January 1, 2008 through the date of this Agreement (such policies not owned or held by a Group Company are so indicated), other than policies that fund benefits under any Benefit Plan.  All such policies of insurance are in full force and effect in accordance with their terms.  No such policy of insurance contains a specified product exclusion that would exclude coverage for any specified product.  As of the date of this Agreement, there is no claim for more than $500,000 pending under any such policy that has been denied, rejected or disputed or as to which any insurer has made any reservation of rights or refused coverage, in whole or in part.

(t)            Customers; Suppliers.

(i)                    Customers.  Schedule 3.1(t)(i) sets forth the names of the top ten (10) customers of the Ice Business, by dollar volume, for the twelve (12) months ended December 31, 2008 (each, a “Material Customer).  Except as set forth in Schedule 3.1(t)(i), to the knowledge of Parent, from December 31, 2008 to the date of this Agreement, (A) no Material Customer has terminated, in its entirety, its customer relationship with the Group Companies and (B) no Material Customer has provided any Group Company with written notice of its express intent to terminate, in its entirety, its customer relationship with such Group Company.

(ii)                   Suppliers.  Schedule 3.1(t)(ii) sets forth the names of the top ten (10) suppliers of the Ice Business, by dollar volume, for the twelve (12) months ended December 31, 2008 (each, a “Material Supplier).  Except as set forth in Schedule 3.1(t)(ii), to the knowledge of Parent, from December 31, 2008 to the date of this Agreement, (A) no Material Supplier has terminated, in its entirety, its supply relationship with the Group Companies and (B) no Material Supplier has provided any Group Company with written notice of its express intent to terminate, in its entirety, its supply relationship with such Group Company.

(u)           Transactions with Affiliates.  Except as set forth on Schedule 3.1(u), the Group Companies are not a party to any Contract (other than (i) employment offer letters that provide for at-will employment and do not entitle the employee to any payments or benefits upon any termination of employment and (ii) Contracts that will be terminated at or prior to Closing pursuant to Section 4.5 and pursuant to which no Group Company shall have any obligation or liability thereunder following the Closing) with any of the present or, to the knowledge of Parent, former directors, officers or stockholders and/or members of any of the Group Companies or any Affiliate of any of the Group Companies or, to the knowledge of Parent, family member of any of the foregoing.

3.2           Representations and Warranties of Buyer.  Buyer makes the following representations and warranties to Parent:

(a)           Due Organization and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A.  Buyer has all requisite corporate power, and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(b)           Authority.  The execution and delivery by Buyer of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer.  No other act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation by Buyer of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Buyer and constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(c)           No Violation.  Neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto nor the consummation by Buyer of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to Buyer, (ii) will require any authorization, consent or approval by, filing with or notice to any Governmental Entity, except for (A) the DOJ and the EC pursuant to the requirements of the Divestiture Orders, (B) the requirements of any Regulatory Law of the jurisdiction set forth on Schedule 3.2(c) (assuming the accuracy of the information provided to Buyer by Parent) and (C) such authorizations, consents, approvals, filings or notices the failure of which to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations hereunder, or (iii) will violate or conflict with, or constitute a default under, or will result in the termination of, or accelerate the performance required by, any term or provision of the charter, bylaws or similar organizational documents of Buyer or of the terms of any Contract to which Buyer is a party, except for such violations, conflicts, defaults, terminations or accelerations that would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations hereunder.

(d)           Litigation.  As of the date of this Agreement, there is no litigation, arbitration or similar proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, and there is no outstanding Order against or affecting Buyer or any of its Affiliates, that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

(e)           Investment Intent.  Buyer is acquiring the Scotsman Equity Securities, CastelMAC Equity Securities and Frimont Equity Securities for its own account and not with a view toward any resale or distribution of the same or any beneficial interest therein.  Buyer acknowledges and agrees that the Scotsman Equity Securities, CastelMAC Equity Securities and Frimont Equity Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, or an applicable exemption therefrom and without compliance with foreign securities laws to the extent applicable.  Buyer intends to operate the Group Companies as ongoing businesses.

(f)            Available Funds.  On the Closing Date, Warburg Pincus Private Equity X, L.P. will have immediately available funds in an amount sufficient to pay all of the Purchase Price, and at the Closing, Buyer will have funds immediately available for the purpose of paying all of the Purchase Price in accordance with this Agreement.  Buyer has received an irrevocable equity commitment from Warburg Pincus Private Equity X, L.P. in an amount sufficient for Buyer to pay the Purchase Price and to fulfill its other obligations hereunder in accordance with the terms of this Agreement.  Warburg Pincus Private Equity X, L.P. has obtained all approvals, consents, authorizations, guarantees, pledges, certificates and other documents, and completed all other action, necessary to enable Warburg Pincus Private Equity X, L.P. to effect the contribution contemplated by the aforesaid equity commitment.  Buyer has obtained all approvals, consents, authorizations, guarantees, pledges, certificates and other documents, and completed all other action, necessary to enable Buyer to pay the Purchase Price in accordance with this Agreement.  Buyer has provided Parent with a correct and complete copy of the aforesaid equity commitment.

(g)           Fees.  Neither Buyer nor any of its Affiliates (including any Designated Purchaser) has paid or become obligated to pay any fees or commissions to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

(h)           Designated Purchasers.  In the event that Buyer elects to use one or more Designated Purchasers, if applicable, the representations and warranties set forth in Sections 3.2(a)-(e) shall be true and correct with respect to each Designated Purchaser to which Buyer assigns any of its rights or obligations under this Agreement in accordance with Section 1.2 (for purposes of this Section 3.2(h), the term “Buyer” in each of the representations and warranties set forth in Sections 3.2(a)-(e) shall be deemed to be replaced with the term “Designated Purchaser”).

3.3           No Other Representations or Warranties.  Buyer acknowledges that the detailed representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated business entities.  Except for the representations and warranties set forth in Section 3.1, Buyer acknowledges that none of Parent, any Seller, any Group Company or any person or entity acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to Buyer as to the accuracy or completeness of any information regarding Parent, any Seller, any Group Company, the Ice Business, the Colorado Real Property or any other matter.  Buyer further agrees that, except for fraud, neither Parent nor any other person or entity shall have or be subject to any liability to Buyer or any other person or entity resulting from the distribution to Buyer, or Buyer’s use, of any such information, including any information, document or material made available or provided to Buyer in certain “data rooms,” management presentations, offering or information memoranda or any other form in expectation of the transactions contemplated hereby.  Subject to the representations and warranties set forth in Section 3.1, Buyer is acquiring the Colorado Real Property, as well as the assets of the Group Companies that are being transferred to Buyer upon the acquisition by Buyer of the Scotsman Equity Securities, CastelMAC Equity Securities and Frimont Equity Securities, AS IS, WHERE IS.  PARENT DISCLAIMS ALL OTHER EXPRESS AND ALL IMPLIED WARRANTIES RELATING THERETO, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Without limitation, in connection with Buyer’s investigation of the Group Companies and the Ice Business, Buyer has received from or on behalf of Parent or its Affiliates certain projections, including projected statements of operating revenues and income from operations of the Ice Business for the fiscal years 2009, 2010 and 2011 and certain business plan information for such fiscal years.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that, other than in the case of fraud, Buyer shall have no claim against Parent, any Affiliate of Parent or any person or entity acting on behalf of Parent or any Affiliate of Parent with respect thereto.  Accordingly, none of Parent, any Affiliate of Parent or any person or entity acting on behalf of Parent or any Affiliate of Parent makes any representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions or the accuracy of the information underlying such estimates, projections and forecasts), except to the extent set forth in the representations and warranties of Parent in Section 3.1.

4.                                      COVENANTS PRIOR TO CLOSING

4.1           Pre-Closing Access to Information; Confidentiality.  Subject to applicable Law and except for information that, if provided, would adversely affect the ability of Parent or any of its Affiliates to assert attorney-client or attorney work product privilege or a similar privilege and for information relating to communications prior to the date hereof regarding the divesture of the Ice Business (including information relating to the identity of other persons and entities expressing an interest in acquiring the Ice Business prior to the date hereof and the terms of all such proposals), Parent shall, and shall cause each Group Company and its other Affiliates, during the period commencing on the date of this Agreement and ending on the Closing Date, to furnish or cause to be furnished to Buyer and its representatives, at reasonable times and upon reasonable notice, (a) subject to Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) such access, during normal business hours, to the facilities currently owned or leased by the Group Companies and the Colorado Real Property, including for the purpose of conducting land surveys of such facilities, as Buyer reasonably requests with due regard to minimizing disruption of the conduct of the Ice Business and (b) such reasonable access to the officers, managers, books, records and other information of the Ice Business and the Ice Business Assets as Buyer reasonably requests; provided, however, that no investigation or receipt of information pursuant to this Section 4.1 shall qualify any representation or warranty of Parent made pursuant to this Agreement.  Except as described above, none of Buyer, any Affiliate of Buyer or any representative of the foregoing shall, directly or indirectly, contact or communicate with any third party that has business dealings with the Ice Business (including customers, suppliers and lessors) with respect to the transactions contemplated hereby, except with the prior written consent of Parent.  Buyer shall treat all information obtained from or on behalf of Parent, any Group Company or otherwise as “Confidential Information” under the Confidentiality Agreement, dated December 18, 2008, between Parent and Buyer (the “Confidentiality Agreement”), and Buyer shall continue to honor its obligations thereunder in accordance with the terms of the Confidentiality Agreement.  Subject to applicable Law, in connection with assisting in the establishment of the Group Companies as a stand-alone entity, commencing from the date of this Agreement and ending on the Closing Date, upon the reasonable request of Buyer, Parent will (i) assist in the transfer of functions, documentation and information to the Group Companies at no cost; provided, however, that assistance required by third parties will be provided at Buyer’s expense and (ii) cooperate with Buyer in Buyer’s efforts to obtain stop-loss insurance coverage with respect to the Ice Business as described in the Transition Services Agreement.

4.2           Conduct of Business Pending the Closing.  Subject to and except as required by applicable Law, from the date of this Agreement until the Closing Date, except as required or expressly contemplated by this Agreement, for actions expressly required by the Divestiture Orders and for actions taken by any Group Company of the type set forth in Exhibit 4.2 or otherwise consented to by Buyer in advance in writing (which consent will not be unreasonably withheld, conditioned or delayed), Parent shall cause each of the following to occur:

(a)           Each Group Company shall (i) operate its business, and the Ice Business (including the Colorado Real Property), only in the usual, regular and ordinary manner, on a basis consistent with past practice and (ii) use commercially reasonable efforts to preserve intact in all material respects its business organization, including the services of its key employees and the relationships with customers, suppliers, lenders and others with which it has material business dealings; and

(b)           To the extent the record or legal owner of any Business Intellectual Property set forth on Exhibit 4.2 is a Person or trade name other than a Group Company, Parent shall, or shall cause the applicable record or legal owner to, transfer all right, title and interest in and to such Business Intellectual Property to the applicable Group Company.  Parent shall cause its Affiliates to execute and, where appropriate, file with the appropriate administrative offices all assignment and other documents necessary to transfer legal and record ownership of any such Business Intellectual Property to the applicable Group Company; and

(c)           No Group Company shall (i) grant any increase in the compensation, salaries or wages payable to, or in the liability of such Group Company with respect to benefits due, any Transferred Employees or Former Employee, except (A) for increases to the base salary of an employee in the ordinary course of business and consistent with past practices that does not exceed 4% of such employee’s current base salary, (B) as required under contractual arrangements (including national collective or company level bargaining agreements or individual employment agreements) or sale compensation plans in effect as of the date of this Agreement, (C) as required under applicable Law or (D) arising solely from changes in the market value of securities, or (ii) hire any employee who is entitled to receive annual compensation in excess of $150,000; and

(d)           No Group Company shall (i) enter into any new or amend or terminate any existing Group Company Plan or assume any existing Benefit Plan that is not a Group Company Plan, or (ii) increase the liabilities or obligations, or grant any new awards or benefits, pursuant to any existing Group Company Plan; and

(e)           No Group Company shall issue or authorize the issuance of, or agree to issue, any of its securities or voting interests; and

(f)            No Group Company shall (i) sell, lease or otherwise transfer or dispose of any of its material properties or assets, except for the sale of inventory and products of the Ice Business in the ordinary course of business or Permitted Liens, (ii) enter into any new line of business unrelated to the Ice Business or (iii) incur or guarantee any indebtedness for borrowed money other than indebtedness pursuant to intercompany loans or indebtedness in the ordinary course of business pursuant to a Material Contract in effect as of the date hereof; and

(g)           Enodis Corporation shall not sell, lease or otherwise transfer or dispose of the Colorado Real Property or any part thereof; and

(h)           No Group Company shall acquire any portion of the equity securities, or any material portion of the assets, of any entity or other business organization or division thereof (whether directly or indirectly, or by merger, acquisition of stock, reorganization, recapitalization, joint venture or otherwise), except for the purchase of raw materials, inventory and other assets in the ordinary course of business; and

(i)            No Group Company shall amend any of its organizational documents or form or establish or liquidate, wind-up or dissolve any subsidiary; and

(j)            No Group Company, nor Enodis Corporation with respect to the Colorado Real Property, shall (i) enter into any Contract (including any supply agreement intended to replace all or part of any Master Supply Agreement set forth in Exhibit 5.12) which, if entered into prior to the date hereof, would have been a Material Contract hereunder or modify or amend, renew or extend, in any material respect, or terminate any Material Contract or Master Supply Agreement or any Real Property Lease or (ii) make any loans, advances or capital contributions to, or investments in, any Person other than another Group Company, other than advances in the ordinary course of business; and

(k)           None of Parent, Sellers or any Group Company shall take any action that would reasonably be expected to result in any Lien on any of the assets or properties of any Group Company or on the Colorado Real Property, other than Permitted Liens; and

(l)            Each of Parent, its Affiliates and each Group Company shall use commercially reasonable efforts to keep in full force and effect insurance covering the Group Companies and the Colorado Real Property comparable in amount and scope of coverage maintained as of the date hereof; and

(m)          No Group Company shall fail to file, when due or required, federal, state, foreign and other material Tax Returns and other reports required to be filed or fail to pay when due all material Taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted; and

(n)           No Group Company shall settle any claim, demand or grievance subject to a litigation, arbitration or similar proceeding involving an amount in controversy in excess of $500,000, provided that this provision shall not apply to claims, demands or grievances the defense of which are controlled by a third party insurance company; and

(o)           No Group Company shall:  (i) make, change or revoke any election or method of accounting with respect to Taxes affecting a Group Company (except as required by IFRS or applicable Law); (ii) file any amended Tax Return, enter into any closing or other agreement or settlement with respect to Taxes affecting a Group Company; or (iii) consent to any extension or waiver of the limitations period applicable to the assessment or collection of any Taxes; and

(p)           No Group Company shall make any material change in the accounting methods used by it, except as required by IFRS or applicable Law; and

(q)           No Group Company or Enodis Corporation with respect to the Colorado Real Property shall agree to do any of the foregoing.

4.3           Best Efforts; Cooperation.

(a)           Further Actions.  Prior to the Closing, each Party shall cooperate with and assist the other Party, and shall use its reasonable best efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, waivers, registrations, permits, authorizations and other confirmations (including those set forth on Schedule 3.1(c) and Exhibit 4.4) required to be obtained from any other Person or entity, including any Governmental Entity, that are necessary, proper or advisable to consummate the transactions contemplated hereby; provided, however, that such assistance and efforts shall not include any requirement of any Party or any of its Affiliates to expend any money (other than expenses incurred in the ordinary course of business), incur any liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person or entity other than, in each case, as contemplated by this Agreement; provided, further, that, without the prior written consent of Buyer, Parent may not commit any Group Company to pay any material amount of cash or other consideration, or incur or commit to incur any material liability, in connection with obtaining such approval, consent or waiver.  Neither Party shall take any action or omit to take any action where such action or omission would reasonably be expected to result in (A) the inability to satisfy any of the conditions set forth in Articles 6 and 7 or (B) a material delay in the satisfaction of any of such conditions.

(b)           Certain Filings.  In furtherance and not in limitation of Section 4.3(a), each Party shall (i) make all appropriate filings under all applicable Regulatory Laws in the jurisdictions set forth on Exhibit 6.7 with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement (which filings shall be made in any event within five (5) Business Days after the date of this Agreement) and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any applicable Regulatory Laws (or any Divestiture Order).  Except for the fees associated with the regulatory filings in South Africa, which shall be the sole responsibility of Parent, Buyer shall pay all filing fees in connection with the filings described in this Section 4.3(b).

(c)           Cooperation; Best Efforts.  In connection with this Section 4.3, each Party shall, and shall cause its subsidiaries to, (i) cooperate in all respects with the other Party in connection with any filing with, submission to or investigation or inquiry of the DOJ, the EC or any other Governmental Entity with respect to the transactions contemplated hereby, (ii) promptly inform the other Party of any communication received by such party from, or given by such party to, the DOJ, the EC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby and (iii) take all actions necessary to obtain any required approvals of the DOJ, the EC or any other Governmental Entity (including approvals required by the Divestiture Orders) with respect to the transactions contemplated hereby, to cause any applicable waiting periods or review periods under Regulatory Laws of the jurisdictions set forth on Exhibit 6.7 to terminate or expire at the earliest possible date (and in any event within the first phase of review), to demonstrate in good faith, at each of their respective cost and expense, that the transactions contemplated hereby should be approved under Regulatory Laws and other Laws, to secure the termination of any investigation by any Governmental Entity, to avoid the filing of any suit or proceeding by any Governmental Entity seeking to enjoin the consummation of the transactions contemplated by this Agreement or to avoid the entry of, or to effect the dissolution of, any injunction or temporary restraining or other Order in any suit or proceeding that would otherwise have the effect of restraining, preventing or delaying of the consummation of the transactions contemplated hereby, all to the end of expediting consummation of the transactions contemplated hereby.  Without limitation, Buyer shall agree to hold separate, divest, license, enter into a consent agreement and/or assume any liability with regard to any of the businesses, product lines or assets of Buyer, any of its Affiliates or the Ice Business (including entering into customary ancillary agreements relating to any such divestiture of businesses, product lines or assets) as may be required by any applicable Governmental Entity, in each case, to obtain any required approvals of the DOJ, the EC or any other Governmental Entity (including approvals required by the Divestiture Orders) with respect to the transactions contemplated hereby.  Notwithstanding anything to the contrary in this Agreement, no action taken by Buyer pursuant to this Section 4.3(c) shall entitle Buyer to any reduction of the Purchase Price, and, in connection with obtaining the required approvals of any Governmental Entity under Regulatory Laws, neither Parent nor any of its Affiliates shall be required to (A) hold separate, divest, license, enter into a consent agreement or assume any liability with regard to any of its direct or indirect businesses, product lines or assets, (B) take or commit to take any action that limits its freedom with respect to any of the direct or indirect businesses, product lines or assets or (C) take any other action that is not required by the Divestiture Orders.  In addition, each Party shall, and shall cause its Affiliates to, cooperate and consult with the other in connection with the negotiation of any collective bargaining, labor union or similar Contract with any labor union or similar representative of a group of Transferred Employees.  Each Party shall, and shall cause its Affiliates to, promptly inform the other Party upon receipt of any material communication from any such labor union or similar representative and shall permit such other Party and their respective Affiliates and representatives to participate in any substantive meeting or discussion with any such labor union or similar representative to the extent not prohibited by Law.

4.4           Contract Assignment.  Prior to the Closing Date, Parent shall use its best efforts to procure the assignment of those Contracts described in Exhibit 4.4 to Buyer.

4.5           Intercompany Obligations.  At or prior to the Closing:  (a) Parent shall cause all intercompany trading accounts involving Parent or any of its Affiliates (other than a Group Company), on the one hand, and any Group Company, on the other hand, to be settled through cash payments; provided, however, that Parent shall have no obligation to settle those intercompany trading accounts between or among Group Companies and those intercompany trading accounts set forth on Exhibit 4.5; (b) Parent shall cause all other intercompany accounts involving Parent or any of its Affiliates (other than a Group Company), on the one hand, and any Group Company, on the other hand, to be terminated without any requirement to effect any type of cash payments; provided, however, that Parent shall have no obligation to terminate those intercompany accounts between or among Group Companies and those intercompany accounts set forth on Exhibit 4.5; and (c) Parent shall cause all intercompany Contracts between Parent or any of its Affiliates (other than a Group Company), on the one hand, and any Group Company, on the other hand, to be terminated, except for those Contracts described in Exhibit 4.5.  For the avoidance of doubt, no intercompany accounts involving Parent or any of its Affiliates (other than a Group Company), on the one hand, and any Group Company, on the other hand, will survive the Closing, except for intercompany accounts between or among Group Companies and those intercompany accounts set forth on Exhibit 4.5.  Notwithstanding the foregoing, nothing in this Section 4.5 shall affect any obligations of the Italian Group Companies pursuant to Section 5.5 to make payments to the Italian branch of Enodis Group UK.  To the extent that the intercompany trading accounts set forth on Exhibit 4.5 are not settled at the Closing Date, such intercompany trading accounts shall be paid within thirty (30) days.

4.6           Notification.

(a)           Litigation.  Prior to the Closing, Parent shall promptly notify Buyer (in writing after Parent has notice thereof), and Buyer shall promptly notify Parent (in writing after Buyer has notice thereof), and keep such other Party advised on a reasonably current basis, as to any litigation or administrative proceeding pending and known to such Party or, to its knowledge, threatened (i) against any Group Company or the Colorado Real Property involving an amount in controversy in excess of $500,000 or (ii) that challenges the transactions contemplated hereby.

(b)           Error or Omission.  Prior to the Closing, each Party shall notify the other Party of:  (a) any material notice or other communication received by such Party or any of its Affiliates from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby in respect to those circumstances in which the underlying contract, obligation or arrangement is material and (b) the occurrence or non-occurrence of any event or any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to Closing in Article 6 or 7, provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the Party giving or receiving such notice.

4.7           Employment Loss Notice.  At the Closing, Parent shall provide Buyer with a list that discloses all Former Employees who have experienced an “employment loss” (within the meaning of the WARN Act) within the ninety (90) day period immediately preceding the Closing Date.

4.8           Cash and Cash Equivalents.  Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges the Group Companies have distributed, and prior to the Closing may distribute, cash and cash equivalents to Affiliates of Parent (other than the Group Companies) prior to the Closing, and Buyer shall not have any claim against Parent or its Affiliates in respect of such distributions; provided, however, that (i) prior to the Effective Time, Parent shall use its reasonable best efforts to cause the Italian Group Companies to distribute to Affiliates of Parent (other than the Group Companies) any cash held by the Italian Group Companies (taken as a whole) in excess of €5 million in the aggregate and (ii) in no event shall the Italian Group Companies (taken as a whole) have, as of the Effective Time, an amount of cash less than €1 million in the aggregate.

5.                                      ADDITIONAL COVENANTS

5.1           Employee Matters.

(a)           General.  Buyer shall cause each Group Company to recognize all service credited under the similar Benefit Plan through the Closing for purposes of eligibility and vesting under any employee benefit plan, program or arrangement provided for the benefit of the Transferred Employees after the Closing, without application of any preexisting condition or similar exclusion that did not apply to the particular Transferred Employee prior to the Closing.

(b)           Health and Welfare Plans.  Except to the extent covered under any Group Company Plan, Parent shall retain responsibility for and continue to pay all medical, life insurance, disability, workers’ compensation and other welfare plan expenses and benefits for each Former Employee, regardless of when incurred, and for each Transferred Employee with respect to claims incurred by such employees or their covered dependents prior to the Closing Date.  Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date shall be the responsibility of Buyer.  For purposes of this paragraph, a claim is deemed incurred by a Transferred Employee: (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed; (ii) in the case of life insurance, when the death occurs; (iii) in the case of long-term disability benefits, when the disability occurs; (iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and (v) otherwise, at the time the Transferred Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).  From and after the Closing, Buyer shall, or shall cause the Group Companies to, provide each Transferred Employee with credit for any deductibles and out-of-pocket expenses paid or incurred by such Transferred Employee prior to the Closing (to the same extent such credit was given under the plans of Parent and its Affiliates) in satisfying any applicable deductible or out-of-pocket requirements under the plan provided by Buyer or the Group Companies for the 2009 plan year.

(c)           401(k) Plan.  Buyer shall, or shall cause the Group Companies to, have in effect, as of the Closing Date or as soon as reasonably practicable thereafter, a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer’s 401(k) Plan”) providing benefits immediately on and after the Closing Date to the Transferred Employees.  The Buyer’s 401(k) Plan will expressly provide that the Transferred Employees who were participants in the Enodis Corporation 401(k) Plan (the “Enodis 401(k) Plan”) immediately prior the Closing Date will become participants in the Buyer’s 401(k) Plan as of the Closing Date.  As soon as practicable after the Closing Date, Enodis Corporation shall cause the assets of the trust under the Enodis 401(k) Plan in respect of the aggregate vested and unvested benefits accrued by the Transferred Employees to be valued and transferred to the trust under the Buyer’s 401(k) Plan.  The assets to be transferred from the trust under the Enodis 401(k) Plan pursuant to this Section 5.1(c) shall be in cash or, to the extent mutually agreed to by Parent and Buyer, in kind; provided, however, any outstanding loans attributable to the accounts of the Transferred Employees shall be transferred in kind.  The actual amount transferred from the trust under the Enodis 401(k) Plan shall be adjusted to reflect any normal expenses or distributions properly attributable to the Transferred Employees under the Enodis 401(k) Plan during the period following the Closing Date.  At the time the assets that are held in the trust with respect to the Enodis 401(k) Plan are paid to the trust under the Buyer’s 401(k) Plan pursuant to this Section 5.1(c), the Buyer’s 401(k) Plan shall assume all liabilities of the Enodis 401(k) Plan for the payment of benefits transferred to the trust under the Buyer’s 401(k) Plan, and such transfer shall be in full discharge of all obligations of the Enodis 401(k) Plan in respect thereof; provided, however, neither Buyer nor the Buyer’s 401(k) Plan shall assume any liability for failing to properly value the accounts of the Transferred Employees under the Enodis 401(k) Plan or for any other matter relating to the administration or the investment of the assets of the Enodis 401(k) Plan.  During the period following the Closing Date and preceding the transfer of assets and liabilities pursuant to this Section 5.1(c), Buyer will cooperate with and assist the Group Companies in collecting and remitting to the trustee of the Enodis 401(k) Plan payroll deductions relating to any outstanding loans, provided the participant shall have first consented to such payroll reduction.  Notwithstanding the above, the amount transferred to the trust under the Enodis 401(k) Plan shall in no event be less than the amount necessary to satisfy the requirements of Section 414(l) of the Code.

(d)           COBRA.  Parent shall provide, or cause to be provided, to any Former Employee (and such individual’s “qualified beneficiaries” within the meaning of COBRA) whose “qualifying event” (within the meaning of COBRA) occurs on or prior to the Closing with such COBRA continuation coverage as any such individual has elected or may elect.  Buyer shall provide, or shall cause to be provided, COBRA continuation coverage to any Transferred Employee (and such individual’s qualified beneficiaries) whose qualifying event occurs after the Closing.

(e)           Required Notice.  Buyer shall be solely responsible for, and shall provide, any plant closing or similar notices as required under federal, state, local or foreign Laws (including the WARN Act) in connection with the transactions contemplated hereby.

(f)            Cooperation.  Subject to applicable Law, Parent shall provide Buyer with all information relating to the Transferred Employees known by Parent that Buyer reasonably requests for the purpose of facilitating compliance with its obligations under Sections 5.1(a), 5.1(b), 5.1(c) and 5.1(d).

(g)           Right to Amend or Termination.  Nothing in this Section 5.1 is intended to interfere with the right of any Party or any of such Party’s Affiliates to amend any Benefit Plan, including Buyer’s right from and after the Closing to amend or terminate any Group Company Plan, other employee benefit plan or the employment of any Transferred Employee, which right is expressly reserved.

5.2           Post-Closing Cooperation and Access to Information.  After the Closing, each Party shall afford the other Party, its respective counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other information in such Party’s possession relating directly or indirectly to the assets, liabilities or operations of the Group Companies and the Colorado Real Property with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at the expense of the requesting party, and shall otherwise cooperate with such other Party at the expense of the requesting party, to the extent such access and cooperation (a) is reasonably required by the requesting Party for any proper business purpose and (b) is not reasonably likely to adversely affect the ability of the disclosing Party to assert attorney-client or attorney work-product privilege.  Parent acknowledges that a proper business purpose may include the preparation by

Buyer or its representatives of necessary audited financial statements in connection with any public offering or other financing contemplated by Buyer or any Group Company, provided that Parent and its Affiliates shall have no obligation under the preceding sentence other than to provide Buyer with access to the aforesaid information to the extent such access is reasonably required by the Buyer for such purpose (and the aforesaid information is readily available to Parent or any of its Affiliates).  Without limitation, after the Closing, each Party shall make available to the other Party, as reasonably requested, and to any Tax authority that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other information relating to Tax liabilities or potential Tax liabilities for all periods prior to or including the Closing Date and shall preserve all such books, records and other information until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof.  Subject to the previous sentence, for a period of six (6) years after the Closing Date, neither Party shall, or permit its Affiliates to, destroy or otherwise dispose of any of the books, records or other information described in this Section 5.2 without first offering in writing to surrender such books, records and other information to the other Party, which other Party shall have ten (10) days after such offer to agree in writing to take possession thereof.  Notwithstanding the provisions of this Section 5.2, while the existence of an adversarial proceeding between the Parties will not abrogate or suspend the provisions of this Section 5.2, as to such records or other information directly pertinent to such dispute, the Parties may not utilize this Section 5.2 but rather, absent agreement, must utilize the rules of discovery.

5.3           Financial Statements for Italian Group Companies.  Prior to the Closing Date, Parent shall cause each Italian Group Company to (a) approve and file with the appropriate Italian Governmental Entity financial statements for the fiscal period beginning on October 1, 2007 and ending on September 30, 2008 and (b) have the Board of Directors approve the draft financial statements for the fiscal period beginning on October 1, 2008 and ending on December 31, 2008 and use commercially reasonable efforts to obtain shareholder approval of such financial statements and make the relevant filing with the appropriate Italian Governmental Entity.  In the event that the shareholder approval of such financial statements of an Italian Group Company for the fiscal period beginning on October 1, 2008 and ending on December 31, 2008 has not been obtained prior to the Closing Date, Buyer shall reasonably cooperate with Parent to obtain the necessary shareholder approval on or after the Closing Date. Each such financial statement shall be prepared by the respective Italian Group Company in accordance with Italian Accounting Principles, consistently applied.

5.4           Corporate Income Tax Returns of Italian Group Companies.

(a)           Preparation of Tax Returns.  Parent shall cause the consolidated Italian Corporate Income Tax Return for the Italian Consolidated Group with respect to the fiscal period beginning on October 1, 2007 and ending on September 30, 2008 and the consolidated Italian Corporate Income Tax Return for the Italian Consolidated Group with respect to the fiscal period beginning on October 1, 2008 and ending on December 31, 2008, to be prepared and to be filed with the appropriate Italian Governmental Entities by the respective due dates set forth under Italian Tax Law.  Buyer shall cause the separate Italian Corporate Income Tax Return of each Italian Group Company with respect to the fiscal period beginning on October 1, 2007 and ending on September 30, 2008, and the separate Italian Corporate Income Tax Return of each Italian Group

Company with respect to the fiscal period beginning on October 1, 2008 and ending on December 31, 2008, to be prepared and to be submitted to Parent for approval no fewer than thirty (30) days before the due date for the filing of the respective separate Italian Corporate Income Tax Return.  Buyer shall cause each such separate Italian Corporate Income Tax Return to be filed with the appropriate Italian Governmental Entities by the due date set forth under Italian Tax Law; provided, however, that the filing of any such separate Italian Corporate Income Tax Return of an Italian Group Company shall be subject to the prior written approval of Parent (such approval not to be withheld unreasonably), it being understood that the lack of such approval shall not prevent any Italian Group Company from filing each separate Italian Corporate Income Tax Return within the date set forth under Italian Tax Law.  In connection with obtaining such approval, Buyer shall cause each Italian Group Company to cooperate with Parent and to furnish to Parent such additional information as may reasonably be requested by Parent in connection with such review.

(b)           Payment of Taxes.  Within ten (10) days after the filing of a separate Italian Corporate Income Tax Return of an Italian Group Company for a fiscal period ending on or before December 31, 2008:

(i)                    Buyer shall cause such Italian Group Company to pay to the Italian branch of Enodis Group UK an amount equal to the excess, if any, of (i) the amount of Italian Corporate Income Tax the Italian Group Company would have had to pay to the Italian Tax authorities for such fiscal period if such Italian Group Company had not been a member of a group filing a consolidated Italian Corporate Income Tax Return, over (ii) the amount of estimated Italian Corporate Income Tax in respect of such fiscal period that was paid on or prior to the Closing Date by such Italian Group Company to the Italian branch of Enodis Group UK; and

(ii)                   Parent shall, or shall cause Enodis Group UK to, pay such Italian Group Company an amount equal to the excess, if any, of (i) the amount of estimated Italian Corporate Income Tax in respect of such fiscal period that was paid on or prior to the Closing Date by such Italian Group Company to the Italian branch of Enodis Group UK, over (ii) the amount of Italian Corporate Income Tax the Italian Group Company would have had to pay to the Italian Tax authorities for such fiscal period if such Italian Group Company had not been a member of a group filing a consolidated Italian Corporate Income Tax Return.

(c)           Amendments and Elections.  Without Parent’s prior written consent, Buyer shall not take, and shall cause each Italian Group Company to not take, any action (including an amendment of a Tax Return or a change in any election permitted under applicable Tax laws) that would affect the consolidated Italian Corporate Income Tax Returns filed by the Italian Consolidated Group, or the separate Italian Corporate Income Tax Returns filed by the Italian Group Companies, for fiscal periods ending on or before December 31, 2008.

5.5           Italian Tax Recoverable.  Buyer acknowledges that the Italian branch of Enodis Group UK shall be entitled to all Tax refunds comprising the “Corporation Tax Recoverable” line item of the Recent Balance Sheet.  Buyer shall remit to the Italian branch of Enodis Group UK all such Tax refunds, to the extent Buyer or any of its Affiliates (including any of the Group Companies) receives such Tax refunds from the applicable Governmental Entity, within five (5) Business Days after receipt thereof.

5.6           Tax Returns.

(a)           Parent shall prepare and file, or cause to be prepared and filed, with the appropriate federal, state, local and foreign governmental agencies all Tax Returns of the Group Companies (other than the Italian Group Companies) filed on a consolidated, combined or unitary basis with Parent or any Affiliate of Parent (“Consolidated Tax Returns”) for periods of the Group Companies ending on or prior to the Closing Date and shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns (except to the extent included in the calculation of Debt or Net Working Capital as of the Effective Time).  Parent shall cause the income of the Group Companies (other than the Italian Group Companies) including any deferred items triggered into income by Treas. Reg. Section 1.1502-13 and any excess loss account taken into income under Treas. Reg. Section 1.1502-19) for periods of the Group Companies ending on or prior to the Closing Date to be included on the applicable Consolidated Tax Return and shall pay, or cause to be paid, any federal income Taxes attributable to such income.  The income of the Group Companies reported on any Consolidated Tax Return shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of each Group Company and its Subsidiaries as of the end of the Closing Date.

(b)           Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns for any Group Company and its Subsidiaries other than a Consolidated Tax Return and shall cause each Group Company and its Subsidiaries to pay the Taxes shown to be due thereon.  Parent shall furnish to Buyer all information and records reasonably requested by Buyer for use in preparation of any such Tax Returns.  Parent shall be responsible, and shall promptly reimburse the Buyer upon the Buyer’s request, for any U.S. state or local income Taxes of a Group Company that are not payable on a Consolidated Tax Return and any non-U.S. income Taxes (collectively, “Separate Return Income Taxes”) for (i) any Tax period that ends on the Closing Date  and (ii) the pre-Closing portion of any Tax period that begins on or before and ends after the Closing Date, determined on the basis of an interim closing of the books as of the end of the Closing Date.  Parent shall be entitled to, and Buyer shall pay over to Parent promptly after receipt by Buyer or the applicable Group Company, any Tax refunds received for Separate Return Income Taxes for the Tax periods described in the preceding sentence.

5.7           Divestiture Orders.  Buyer acknowledges that it has received copies of the Divestiture Orders.  Following the Closing, Parent and its Affiliates shall not challenge the environmental, zoning or other permits relating to the operations of the Group Companies and the Ice Business.

5.8           Tax Proceedings.

(a)           Italian Group Companies.  If an audit, investigation or similar proceeding shall be commenced, or a claim shall be made, with respect to any item reflected, or required to be reflected, in a separate Italian Corporate Income Tax Return of an Italian Group Company for a fiscal period ending on or before December 31, 2008, then Buyer shall provide Parent with prompt written notice of such audit, investigation, similar proceeding or claim (a “Tax Proceeding”), and Buyer shall have primary responsibility for contesting such Tax Proceeding.  In the event that such Tax Proceeding results in the Italian branch of Enodis Group UK or any other Affiliate of Parent being required to make a Tax payment to the Italian Tax authorities, Buyer shall promptly reimburse Parent and its Affiliates for the amount of any such payment.  Subject to Section 5.5, if after the Closing Date there is an adjustment of an item reflected, or required to be reflected, in a separate Italian Corporate Income Tax Return of an Italian Group Company for a fiscal period ending on or before December 31, 2008, and if such adjustment results in the Italian branch of Enodis Group UK or any other Affiliate of Parent receiving a Tax refund from the Italian Tax authorities, Parent shall promptly remit such refund to Buyer.

(b)           Other.  If a Tax Proceeding is commenced against any Group Company by any Tax authority with respect to any Tax matter that may affect the liabilities of Parent or any of its Affiliates (other than a Tax Proceeding described in Section 5.8(a)), then Buyer shall provide Parent with prompt written notice of such Tax Proceeding.  Parent shall have primary responsibility for contesting such Tax Proceeding (including selection of counsel, the pursuit or waiver of any administrative proceeding or the right to contest the Tax Proceeding in any permissible manner); provided, however, that (a) Buyer (or its advisors) may fully participate at Buyer’s sole expense in the Tax Proceeding and (b) neither Party shall settle the Tax Proceeding without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

5.9           Confidentiality.  From and after the Closing Date, Parent shall not, and Parent shall cause its Affiliates, and shall use its commercially reasonable efforts to cause its and their respective directors, managers, officers, employees and agents not to, use any Proprietary Information for any purpose, or disclose any Proprietary Information to any Person other than Buyer or its Affiliates, except as necessary to comply with (a) the terms of any agreement between Parent or any of its Affiliates and Buyer or any of its Affiliates, (b) any request by Buyer or any of its Affiliates or (c) any applicable Law or Order.  If Parent or any of its Affiliates or, to the knowledge of Parent, its or their respective directors, managers, officers, employees and agents is required by law to disclose any such information or documents as referred to in this Section 5.9, Parent shall provide Buyer with prompt written notice before such disclosure to enable Buyer either to seek, at its expense, a protective order or other appropriate remedy preventing or prohibiting such disclosure.

5.10         Use of Marks.

(a)           Use of Enodis Name and Mark.  Buyer acknowledges that, as between Parent and its Affiliates, on the one hand and Buyer and its Affiliates, on the other hand, Parent and/or its Affiliates have the absolute and exclusive proprietary right to the trademark, trade name and service mark “Enodis” and any variation or derivation thereof and any corporate symbols or logos related thereto (collectively, the “Enodis Names”).

Except as otherwise expressly agreed in writing by Parent or one of its Affiliates (other than a Group Company), Buyer shall not, and shall cause its Affiliates (including each Group Company) not to, use the Enodis Names in connection with the sale of any goods or services, on their respective signs, purchase orders, invoices, sales orders, labels, letterheads, products, shipping documents, business cards and other materials or otherwise in the conduct of its or their businesses (other than in a historical nature in describing the transfer of ownership to Buyer); provided, however, that the Group Companies may put into use such materials following the Closing Date if such materials (i) were part of the inventory of the Group Companies as of the Closing or (ii) constitute inventory subject to binding purchase orders of the Group Companies as of the Closing, provided that, in each case, Buyer shall cause the Group Companies to conspicuously note thereon that ownership of the Ice Business as conducted by the Group Companies has transferred to Buyer.

(b)           Use of Buyer Names and Marks.    Parent acknowledges that, as between Parent and its Affiliates on the one hand and Buyer and its Affiliates on the other hand, the Group Companies have the absolute and exclusive proprietary right to the trademarks, trade names and service marks “Scotsman,” “CastelMAC,” “Frimont,” “Mile High Equipment,” “Ice Works,” “Ice-O-Matic,” “Simag,” “Bar-Line,” “Oref,” “Technomac,” and “Icematic,” including any derivations or any variation thereof and any corporate symbols or logos related thereto (collectively, the “Buyer Names”).  Except as provided in Section 5.10(c), Parent shall not, and shall cause its Affiliates not to, use the Buyer Names in connection with the sale of any goods or services, on their respective signs, purchase orders, invoices, sales orders, labels, letterheads, products, shipping documents, business cards and other materials or otherwise in the conduct of its or their businesses (other than in a historical nature in describing the transfer of ownership to Buyer); provided, however, that Parent and its Affiliates may put into use such materials following the Closing Date if such materials (i) were part of the inventory of Parent and its Affiliates (excluding any Group Company) as of the Closing, (ii) constitute inventory subject to binding purchase orders of Parent or any of its Affiliates as of the Closing, or (iii) are provided by Buyer or its Affiliates (including, after the Closing, the Group Companies) to Parent or its Affiliates pursuant to one or more supply or distribution agreements, or agreements of like nature, set forth on Exhibit 4.5, including the provisions of the Transition Services Agreement providing for the distribution of products of Buyer or its Affiliates by Parent or its Affiliates.

(c)           Transitional License.  Effective upon the Closing, Buyer (or its appropriate Affiliate) hereby grants to Parent and its Affiliates a non-exclusive, non-transferable, royalty-free license to use the Scotsman mark (the “Scotsman Mark”) for a period of one year from the Closing Date (the “Transition Period”) solely as part of the mark “Scotsman Beverage Systems” throughout the world, except in the United States of America, in connection with those beverage systems products and services that are marketed or in active development by Parent or its Affiliates (other than the Group Companies) as of the date of this Agreement.  Neither Parent nor its Affiliates may (i) use the Scotsman Mark in conjunction with any other mark owned by Buyer or its Affiliates, (ii) challenge the validity of the Scotsman Mark or Buyer’s or its Affiliate’s ownership rights therein, (iii) apply for registration of the Scotsman Mark or any mark confusingly similar thereto, (iv) use the Scotsman Mark in a manner likely to jeopardize Buyer’s or its Affiliate’s rights therein or invalidate or impair the Scotsman Mark, or (v) use the Scotsman Mark in any manner that would tend to dilute the goodwill of the Scotsman Mark or materially harm or injure the reputation of Buyer or its Affiliates.  The nature and quality of all uses of the Scotsman Mark by Parent and its Affiliates shall conform to or exceed Buyer’s existing quality standards.  Parent acknowledges and agrees that neither it nor its Affiliates will acquire any ownership interest in or to the Scotsman Mark by virtue of their use thereof and that all such use, including any goodwill, shall inure to the benefit of Buyer or its Affiliate.  Immediately upon expiration of the Transition Period, Parent and its Affiliates shall cease all use of the Scotsman Mark.  For a period of three (3) years from and after the Closing Date, Buyer shall not, and Buyer shall cause its Affiliates not to, use or permit others to use the Scotsman Mark in connection with any beverage systems products or services other than those beverage system products or services marketed or sold by any Group Company as of the Closing Date.

5.11         Insurance.  After the Closing:

(a)           General.  Except as provided in Section 5.11(b) or the Transition Services Agreement, neither Buyer nor any of the Group Companies shall have any right to make claims under insurance policies issued by third parties that may have provided coverage to any Group Company, to the extent the first named insured under such policies is any person or entity other than such Group Company, whether the incident giving rise to any such claim occurs prior to, on or after the Closing Date.  As of the Closing Date, insurance requirements of the Group Companies shall be the sole responsibility of Buyer.

(b)           Certain Pre-Closing Events.  To the extent, however, that any claims arise under separate insurance policies issued by third-party insurers and owned by or covering any Group Company with respect to occurrences arising prior to the Closing Date, such Group Company may make claims, through Parent only, under such policies without regard to any other provision hereof, but subject to such conditions set forth in any such policies, including all reporting and notice requirements thereof, and solely for purposes of such insurance policies, the liability of any Group Company with respect to such claims shall be deemed to have been retained by the first named insured under such policies to the same extent such first named insured would have had such liability if the Closing had not taken place, it being expressly understood and agreed that the foregoing shall not create any liability on the part of such first named insured to the Group Companies with respect to the satisfaction of such claim.  Upon Buyer’s reasonable request to make a claim under such policies, Parent shall be responsible to undertake, reporting and administrative handling of such claim under such policies, provided that Parent shall reasonably consider requests by Buyer to undertake a claim, and shall consult with, and reasonably consider the comments provided by, Buyer or the applicable Group Company in connection with all material reporting and administrative handling acts.  Except as set forth in Section 5.20, Buyer and the Group Companies shall be jointly and severally responsible for, and shall pay, all out of pocket expenses of Parent (including costs of administration by Parent as well as fees and expenses of third parties attributable to the handling of such claims) relating to services for claims administration, investigation, appraisals and claim review incurred on or after the Closing Date with respect to claims under such insurance policies.  Except as set forth in Section 5.20, Buyer and the Group Companies shall be responsible for, and neither Buyer nor any Group Company shall have the right to make a claim against Parent or any of its Affiliates with respect to, any “self-insured” or “self-funded” program of risk management or the amount of any deductible or self-insured retention for any loss suffered by any Group Company prior to, on or after the Closing Date, regardless of the date on which the claim is made, provided however that the foregoing shall not affect Parent’s retention of medical, life insurance, disability, workers’ compensation and other welfare plan expenses and benefits pursuant to Section 5.1(b).

(c)           No Representations, Warranties or Covenants.  Except for the representations and warranties set forth in Section 3.1(s), Parent makes no representations, warranties or covenants regarding the scope, availability or amount of coverage under any insurance policy, and shall not have any responsibility, and shall not be held liable, for the actions of the insurers under insurance policies, including with regard to those claims submitted by Parent on behalf of Buyer or any Group Company.  Notwithstanding the foregoing, Parent agrees to provide to Buyer prior to Closing deductible or retention amounts for those insurance policies set forth on Schedule 3.1(s).

5.12         Component Supply.  From time to time after the Closing, the Parties shall cooperate to establish a commercially reasonable arrangement whereby Parent or any of its Affiliates purchases goods under those Contracts (i) described in Exhibit 4.4 that have not been assigned to Buyer prior to the Closing (ii) described in Exhibit 5.12 and (iii) under which Parent or any of its Affiliates purchases supplies and other products used in the Ice Business for which alternate suppliers are not available as of the Closing Date (collectively, the “Master Supply Agreements”) and resells such goods to the Group Companies for the same price, and upon substantially the same other terms, as Parent or its Affiliate purchased such goods under the applicable Master Supply Agreement.  The provisions of this Section 5.12 shall terminate with respect to the applicable Master Supply Agreement upon the earliest of the following to occur:  (a) the date on which Buyer or any of its Affiliates (including, for this purpose, any Group Company) enters into a Contract for the direct supply to any Group Company of the same or substantially equivalent goods that are available to Parent or any of its Affiliates under the applicable Master Supply Agreement; (b) the date on which Buyer or any Group Company provides Parent with written notice of its intent to discontinue the arrangement whereby any Group Company purchases goods under the applicable Master Supply Agreement indirectly through Parent or its Affiliates as described in this Section 5.12; (c) the expiration of the applicable Master Supply Agreement in accordance with the terms of such Master Supply Agreement as of October 6, 2008; or (d) the date that is twelve (12) months after the Closing Date.

5.13         Plastic Auger Matters.  The Parties acknowledge and agree that (a) the Plastic Auger Assets shall be deemed jointly owned by Enodis Corporation and Scotsman and (b) Enodis Corporation, Scotsman and their respective Affiliates may license and use the Plastic Auger Assets for any purpose; provided, however, that neither Enodis Corporation nor its Affiliates shall license the Plastic Auger Assets or any portion thereof to any Person (other than their respective Affiliates) that competes or is likely to compete with the Ice Business.  Neither Enodis Corporation nor Scotsman shall sell, transfer or assign any interest in the Plastic Auger

Assets without first giving the non-transferring party the right to acquire such interest on the same or more favorable terms offered the potential buyer.  Neither Enodis Corporation or its Affiliates, on the one hand, nor Scotsman or its Affiliates, on the other hand, shall have a duty to account to or share proceeds with the other on account of its exploitation of the Plastic Auger Assets.  In the event that either Enodis Corporation or Scotsman wishes to make any initial copyright or patent filing in any jurisdiction, it shall notify the other party in writing at least sixty (60) days prior to any such filing and obtain such party’s consent to the filing, such consent not to be unreasonably withheld.  All filings shall be at the sole expense of the filing party (unless otherwise set forth in this Section 5.13 or mutually agreed to in writing by the parties) and shall reflect the joint ownership interests of both parties.  All derivatives and improvements of or to the Plastic Auger Assets shall be owned by the Party creating such derivatives or improvements.  Each Party shall, or shall cause its Affiliates to, execute and deliver such instruments, and take such action, as reasonably requested by the other Party to effect the intent of the provisions of this Section 5.13.

5.14         Directors’ and Officers’ Indemnity.  From the Closing Date until the earlier of (x) the fifth (5th) anniversary of the Closing Date and (y) the date on which Buyer or any of its Affiliates ceases to control the Group Companies, Buyer shall:

(a)           refrain, and cause the Group Companies to refrain, from (i) voting any of the equity securities of the Group Companies in favor of any claim or action against any and all of the past directors and statutory auditors of the Group Companies (including, with respect to CastelMAC, Frimont and Ice Works Milano S.r.l., pursuant to articles 2393, 2476 and 2407 of the Italian Civil Code) and (ii) bringing directly any claim or action against the same (including, with respect to CastelMAC, Frimont and Ice Works Milano S.r.l., pursuant to articles 2393bis, 2395 and 2407 of the Italian Civil Code); and

(b)           indemnify and hold harmless, and cause the Group Companies to indemnify and hold harmless, those directors, officers and statutory auditors of the Group Companies that are resigning at the Closing from and against any and all liabilities incurred in connection with any claim or action by any of the Group Companies pertaining to matters existing or occurring at or prior to the Closing, in each case, except for liabilities arising from the willful misconduct or gross negligence of such directors, officers or statutory auditors.

The Parties agree that, if Buyer or any of its successors or assigns (i) shall merge or consolidate with or merge into any other entity and shall not be the surviving entity or (ii) shall transfer all or substantially all of its properties and assets to any person or entity, then, in each such case, proper provisions shall be made so that the successors or assigns of Buyer shall assume all of the obligations set forth in this Section 5.14.

5.15         Support Obligations.

(a)           General.  Buyer acknowledges that Parent and certain Affiliates of Parent have provided support to the Group Companies pursuant to the credit support obligations described in Exhibit 5.15 (the “Support Obligations”).

(b)           Replacement.  Buyer shall use its reasonable best efforts to effect, as of the Closing Date, the full and unconditional release of Parent and its Affiliates from the Support Obligations, including by:

(i)                    offering to provide substitute guarantees with terms no less favorable to the counterparty than the terms of the guarantees existing on the date of this Agreement; and

(ii)                   using its reasonable best efforts to obtain substitute letters of credit containing terms and conditions that are substantially identical to the terms and conditions of the letters of credit existing on the date of this Agreement and from lending institutions that have a credit rating commensurate with or better than that of lending institutions for the letters of credit existing on the date of this Agreement; and

(iii)                  offering to institute substitute escrow arrangements with terms no less favorable to the counterparty than the terms of the then existing escrow arrangements; and

(iv)                  using its reasonable best efforts to obtain substitute surety or performance bonds issued by a Person or entity having a net worth or a credit rating at least equal to those of the issuer of surety or performance bonds existing on the date of this Agreement, and which replacement surety or performance bond contains terms and conditions that are substantially identical to the terms and conditions of surety or performance bonds existing on the date of this Agreement; and

(v)                   using its reasonable best efforts to replace any other security agreement or arrangement on substantially identical terms and conditions to the security agreement or arrangement existing on the date of this Agreement.

(c)           Letter of Credit Support.  If Buyer does not obtain the complete and unconditional release of Parent and its Affiliates from the Support Obligations prior to the Closing, then, no later than thirty (30) days after the Closing Date (the “Support Date”), Buyer shall pay for and provide Parent and its Affiliates with an irrevocable letter of credit from a bank and in a form acceptable to Parent, in its reasonable discretion, in an amount equal to the amount that may be drawn against Parent and its Affiliates if claims are made under the Support Obligations.  Furthermore, for so long as any Support Obligation remains outstanding, Buyer shall not, and shall cause its Affiliates (including, for this purpose, the Group Companies) not to, effect any amendments, modifications or other changes to the contracts or other obligations to which such Support Obligation relates or take any other action, in either case, that would increase the liability of Parent and its Affiliates under any Support Obligation, without Parent’s prior written consent.

(d)           Reimbursement.  If Parent or any of its Affiliates is required to make any payment under or with respect to any Support Obligation, then Buyer shall reimburse

Parent and its Affiliates for such payment within two (2) Business Days after Parent provides Buyer with written notice thereof.

(e)           Termination.  Buyer shall use its reasonable best efforts to cause the beneficiary or beneficiaries of the Support Obligations to terminate and redeliver to Parent each original guarantee, letter of credit or other instrument constituting or evidencing the Support Obligations in connection with the replacement thereof in accordance with Section 5.15(b) or 5.15(c).  Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates, in their sole discretion, may terminate any and all Support Obligations at any time after the Support Date and the only obligations of Parent and its Affiliates prior to doing so will be to provide five (5) Business Days’ prior written notice to Buyer.

(f)            Cooperation.  Prior to the Closing Date, Buyer may contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 5.15, provided that Parent shall have the right to have one of its representatives participate in any such contact or discussion.

5.16         Direction and Coordination Activities.

(a)           Indemnity.  From the Closing Date until the earlier of (x) the fifth (5th) anniversary of the Closing Date and (y) the date on which Buyer or any of its Affiliates ceases to control the Group Companies, Buyer shall:

(i)                    refrain, and cause the Group Companies to refrain, from bringing any claim or action against Enodis Group UK or any of its Affiliates pursuant to Article 2497 of the Italian Civil Code; and

(ii)                   indemnify and hold harmless, and cause the Group Companies to indemnify and hold harmless, Enodis Group UK or any of its Affiliates from and against any and all liabilities incurred in connection with any such claim or action by the Group Companies, in each case, except for liabilities arising from the willful misconduct or gross negligence of Enodis Group UK or any of its Affiliates.

The Parties agree that, if Buyer or any of its successors or assigns (i) shall merge or consolidate with or merge into any other entity and shall not be the surviving entity or (ii) shall transfer all or substantially all of its properties and assets to any person or entity, then, in each such case, proper provisions shall be made so that the successors or assigns of Buyer shall assume all of the obligations set forth in this Section 5.16.

(b)           Notification.  As promptly as reasonably practicable after the Closing Date, Buyer shall procure that each of the Italian Group Companies notifies the competent Italian Governmental Entities of the cessation of the direction and coordination activity by Enodis Group UK pursuant to article 2497-bis of the Italian Civil Code.

5.17         Third Party Confidentiality Agreements.  Except in those cases where the Group Companies are expressly third party beneficiaries under the relevant agreements, Parent shall use its reasonable best efforts to assign or cause the assignment to Buyer, effective upon the Closing, of Parent’s or its Affiliates’ rights under any confidentiality agreement or similar agreement pursuant to which information or due diligence items that relate to the Group Companies or the Ice Business were provided to any Person in connection with the sale of the Ice Business pursuant to the Divestiture Orders to which Buyer or the Group Companies are not third-party beneficiaries; provided, however, that Parent shall not be required to expend any money (other than expenses incurred in the ordinary course of business), incur any liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person in connection with any such assignment.

5.18         Certain Ice Business Obligations.  Effective as of the Closing, Buyer shall cause the Group Companies to pay, perform and discharge, as and when due, those obligations arising under the Contracts described in Exhibit 5.18 (except as otherwise set forth therein) that relate to the Ice Business, including goods and services manufactured or sold as part of the Ice Business prior to, on or after the Closing Date.

5.19         IP Transfers.  Parent and its Affiliates shall, at their expense, take all steps necessary to ensure the transfers contemplated by Section 4.2(b) are reflected in all appropriate administrative offices.

5.20         Product Liability.  Buyer agrees that the Group Companies shall be solely responsible for, and Buyer shall cause the Group Companies to pay all expenses or damages related to product liability claims alleging bodily harm, tangible property damage (other than damage to the product at issue) or financial loss arising out of the manufacture of any product by the Group Companies incurred by the Group Companies prior to the Closing; provided, however, that Parent shall reimburse the applicable Group Company for 50% of (i) any out-of-pocket payments made by such Group Company to a claimholder arising out of such claims and (ii) all out of pocket expenses of the applicable Group Company (including costs of administration by the applicable Group Company as well as fees and expenses of third parties attributable to the handling of such claims) relating to services for claims administration, investigation, appraisals and claim review incurred on or after the Closing Date with respect to such product liability claims (such amounts described in clauses (i) and (ii), the “Reimbursable Expenses”); provided, however, that Parent’s reimbursement obligation under this Section 5.20 shall not commence until the aggregate amount of Reimbursable Expenses equals or exceeds the product liability accrual reflected on the Final Closing Statement (and thereafter Parent’s reimbursement obligation shall be limited to 50% of the Reimbursable Expenses that exceed the amount of such product liability accrual).  For  purposes of the foregoing, a claim is deemed incurred by a Group Company when the event giving rise to such liability occurs.  For the avoidance of doubt, (A) the foregoing provisions do not extend to product warranty claims, and (B) the Parties agree that, notwithstanding anything to the contrary in Section 5.11 or this Section 5.20, (x) Parent’s obligations relating to claims administration shall be limited to the reporting and administration of insurance claims under applicable insurance policies and (y) Buyer shall be solely responsible for all other aspects of the administration of any claim made by a claimant, including legal defense and other matters.

5.21         Scotsman Shanghai.  Except to the extent paid prior to Closing, Parent shall reimburse Scotsman Shanghai for any and all expenses and liabilities incurred by Scotsman Shanghai in connection with the transfer out of Scotsman Shanghai of any and all assets and liabilities related to the non-Ice Business, including, but not limited to, liabilities attributable to non-Ice Business product warranties issued by Scotsman Shanghai prior to the Closing Date, and the termination of any employees of Scotsman Shanghai who do not perform services primarily related to the Ice Business.

5.22         Accounts Receivable Guaranty.  Parent shall guaranty the collection of the accounts receivable of the Ice Business on the terms set forth in this Section 5.22; provided, however, that, as used in this Section 5.22, the terms “Ice Business” and “Group Companies” shall be deemed to exclude Scotsman Shanghai.  At or prior to the Closing, Buyer shall permit Parent to obtain and retain a copy of an aged accounts receivable report of the Ice Business as of the Effective Time.  After the Closing, Buyer shall cause the Group Companies to use commercially reasonable efforts consistent with past practices to collect the accounts receivable of the Ice Business.  Within the later of ten (10) days after the determination of the Final Closing Statement and two hundred ten (210) days after the Closing Date, Buyer shall prepare and deliver to Parent a statement (the “Receivables Statement”) that shall set forth a detailed list of all accounts receivable included in Current Assets in the Final Closing Statement (i) that were not collected on or before the date that is one hundred eighty (180) days after the Closing Date (the “Cutoff Date”) and (ii) as to which Buyer is seeking payment hereunder, together with reasonable supporting documentation (the “Uncollected Receivables”).  Parent shall pay to Buyer an amount equal to the aggregate of all Uncollected Receivables, less the amount of any accounts receivable reserve included in the Final Closing Statement.  Such payment shall be made promptly and in any case within five (5) Business Days after the receipt by Parent of the Receivables Statement.  Upon receipt of such payment, Buyer shall assign to Parent all of its right, title and interest in and to all of the Uncollected Receivables, and Parent shall have the right to pursue collection of any and all of the Uncollected Receivables that remain uncollected and in connection therewith shall have the ability to contact customers and pursue other collection efforts in connection with collecting such Uncollected Receivables.  In the event Buyer or any of its Affiliates receives any payment in respect of any Uncollected Receivable for which payment from Parent is received in respect of this guaranty, Buyer shall promptly remit, or cause the remittance of, such payment to Parent. Buyer shall make all reasonable efforts to apply payments of accounts receivables received by the Group Companies after the Effective Time to the corresponding invoice issued to the customer.  All payments of accounts receivable received by the Group Companies after the Effective Time shall be applied so as to retire accounts receivable in chronological order based upon the period of time such accounts receivable have existed on the books of the Group Companies; provided, however, that the foregoing shall not apply with respect to any account receivable as to which there is a good faith dispute evidenced by documentation, in which case such account receivable shall be retired upon resolution of such dispute and payment in respect thereof.

5.23         Further Assurances.  From time to time after the Closing Date, upon request of the other Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated hereby.

6.                                      CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Buyer) prior to or at the Closing of each of the following conditions:

6.1           Accuracy of Representations and Warranties.  The representations and warranties of Parent set forth in Sections 3.1(b), 3.1(d)(i) and 3.1(d)(ii)(1) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date, and all other representations and warranties of Parent set forth in Section 3.1 (but without regard to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (a) for changes specifically required by this Agreement, (b) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be true and correct as of such date, and (c) where such failures of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.2           Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Material Adverse Effect or any event, circumstance, development, change or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.3           Performance of Obligations.  Parent shall have performed in all material respects all of its obligations, and complied in all material respects with all of its covenants, required by this Agreement to be performed or complied with by it at or prior to the Closing.

6.4           Delivery of Documents.  Parent shall have delivered, or caused to have been delivered, to Buyer the documents described in Section 9.2.

6.5           No Legal Prohibition.  No Law or Order (excluding Regulatory Laws and Orders arising thereunder or related thereto) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

6.6           Divestiture Order Approvals.  All approvals of the DOJ and the EC necessary to permit the consummation of the transactions contemplated hereby under the Divestiture Orders shall have been obtained and shall remain in effect.

6.7           Regulatory Approvals.  All actions by or in respect of, or filings with, any Governmental Entity that are required to permit the consummation of the transactions contemplated hereby shall have been taken or made, and all required approvals shall have been obtained or the applicable waiting period shall have expired, in each case, with respect to such actions, filings, approvals and waiting periods under applicable Regulatory Laws in the jurisdictions set forth on Exhibit 6.7.

7.                                      CONDITIONS PRECEDENT TO PARENT’S OBLIGATIONS

Each and every obligation of Parent to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Parent) prior to or at the Closing of each of the following conditions:

7.1           Accuracy of Representations and Warranties.  The representations and warranties of Buyer set forth in Section 3.2(b) shall be true and correct in all respects (other than de minimis exceptions) as of the Closing Date as though made on and as of the Closing Date; and all other representations and warranties of Buyer set forth in Section 3.2 (but without regard to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (a) for changes specifically required by this Agreement, (b) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be true and correct as of such date, and (c) where such failures of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by Buyer.

7.2           Performance of Obligations.  Buyer shall have performed in all material respects all of its obligations, and complied in all material respects with all of its covenants, required by this Agreement to be performed or complied with by it at or prior to the Closing.

7.3           Delivery of Purchase Price and Documents.  Buyer shall have delivered, or caused to have been delivered, to Parent the wire transfer contemplated by Section 2.2(a) and the documents described in Section 9.3.

7.4           No Legal Prohibition.  No Law or Order (excluding Regulatory Laws and Orders arising thereunder or related thereto) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

7.5           Divestiture Order Approvals.  All approvals of the DOJ and the EC necessary to permit the consummation of the transactions contemplated hereby under the Divestiture Orders shall have been obtained and shall remain in full force and effect.

7.6           Other Regulatory Approvals.  All actions by or in respect of, or filings with, any Governmental Entity that are required to permit the consummation of the transactions contemplated hereby shall have been taken or made, and all required approvals shall have been obtained or the applicable waiting period shall have expired, in each case, with respect to such actions, filings, approvals and waiting periods under applicable Regulatory Laws in the jurisdictions set forth on Exhibit 6.7.

8.                                      INDEMNIFICATION

8.1           Indemnification by Parent.

(a)           General.  If the Closing occurs, and subject to the terms and conditions of this Article 8, and notwithstanding any investigation at any time made by or on behalf of Buyer or any other Buyer Indemnified Party or any knowledge or information that Buyer or any other Buyer Indemnified Party may now have or hereafter obtain, Parent shall indemnify and hold harmless Buyer and its Affiliates (including the Group Companies), and their respective directors, officers, employees, controlling persons, permitted successors and permitted assigns (collectively, the “Buyer Indemnified Parties”), from and against all Losses asserted against or incurred by any such entity or person by reason of or resulting from any (i) breach as of the Closing Date of the representations and warranties of Parent set forth in this Agreement (after giving effect to the information set forth in (or, pursuant to Section 11.9, deemed set forth in) a Schedule to this Agreement as a qualification or limitation to such representation or warranty), (ii) breach of the covenants of Parent set forth in this Agreement (after giving effect to the information set forth in an Exhibit to this Agreement as a qualification or limitation to such covenant), (iii) (A) liability (whether arising under Treas. Reg. § 1.1502-6 or under any comparable provision of state, local or foreign Law) of a Group Company for Taxes with respect to any Consolidated Tax Return or Taxes of any Person other than a Group Company with respect to Tax periods (or portions thereof) of any Group Company ending on or before the Closing Date, (B) liability relating to Scotsman’s Tax audit for Taxes of the State of Ohio for Tax years ending September 30, 2001 through September 30, 2005, (C) liability for the Tax matters described in Exhibit 8.1(a)(iii)(C) or (D) liability of a Group Company for Separate Return Income Taxes for any Tax period that ends on the Closing Date and for the pre-Closing portion (as determined pursuant to Section 5.6(b)) for any Tax period that begins on or before and ends after the Closing Date or (iv) liability of an Italian Group Company arising out of the failure to obtain shareholder approval of financial statements prior to the Closing Date for the fiscal period beginning October 1, 2008 and ending on December 31, 2008.

(b)           Limitations.  Parent’s obligations under Section 8.1(a) shall be subject to the following limitations:

(i)                    Parent shall not have any liability for Losses under subclause (i) of Section 8.1(a) for any individual item, or group of items arising out of the same condition or circumstance, where the Losses related thereto for which Parent would otherwise be required to provide indemnification are less than $150,000, and no Losses related thereto shall be aggregated for purposes of subclause (ii) or (iii) of this Section 8.1(b); provided, however, that all breaches of the representations or warranties set forth in Section 3.1(e)(v) shall be aggregated for purposes of determining whether the $150,000 threshold has been reached; and

(ii)                   Except in the case of fraud, Parent shall not have any liability for Losses under subclause (i) of Section 8.1(a) unless and until the aggregate of all Losses related thereto for which Parent would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to 2.0% of the Purchase Price, at which point Parent, subject to the other provisions of this Section 8.1(b), shall indemnify Buyer for such Losses, but only to the extent such Losses exceed 2.0% of the Purchase Price; provided, however, that this Section

8.1(b)(ii) shall not apply to any Losses arising out of or resulting from a breach of the representations or warranties set forth in Sections 3.1(a), 3.1(b), 3.1(d)(i), 3.1(d)(ii), 3.1(f), 3.1(l)(i)(1) or 3.1(r); provided, further, that no more than $500,000 of any Losses arising out of or resulting from a breach of the representations or warranties set forth in Section 3.1(e)(v) shall be included in determining whether such 2.0% threshold has been reached; and

(iii)                  Except in the case of fraud, Parent shall not have any liability for Losses under subclause (i) of Section 8.1(a) with respect to a breach of the representations and warranties set forth in Section 3.1(e)(v) unless and until the aggregate of all Losses related thereto for which Parent would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to $500,000, at which point Parent, subject to the other provisions of this Section 8.1(b), shall indemnify Buyer for such Losses, but only to the extent such Losses exceed $500,000 and all such Losses related thereto up to $500,000 shall be aggregated for purposes of subclause (ii) of this Section 8.1(b);

(iv)                  Except in the case of fraud, Parent shall not have any liability for Losses under subclause (i) of Section 8.1(a) to the extent the aggregate amount of Losses related thereto for which Parent would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to 12% of the Purchase Price; provided, however, that this Section 8.1(b)(iv) shall not apply to Losses arising out of or resulting from a breach of the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(d)(i), 3.1(d)(ii), 3.1(l)(i)(1) or 3.1(r); and

(v)                   Parent shall not have any liability for Losses under subclause (i) or (ii) of Section 8.1(a) to the extent Buyer and its Affiliates (including the Group Companies) fail to use their respective best efforts to mitigate, to the extent required by applicable Law, such Losses, and no Losses related thereto shall be aggregated for purposes of subclauses (ii) and (iii) of this Section 8.1(b); and

(vi)                  Parent shall not have any liability for Losses under subclause (i) of Section 8.1(a) to the extent any matter forming the basis for such Losses was included in the calculation of the Cash, Debt, Current Assets, Current Liabilities or Net Working Capital as of the Effective Time, and no Losses related thereto shall be aggregated for purposes of subclauses (ii) and (iii) of this Section 8.1(b); and

(vii)                 If a reserve, provision or allowance (in the form of an accrued liability or an offset to an asset or similar item) was reflected in the Final Closing Statement relating to any matter for which Parent would otherwise be required to provide indemnification under Section 8.1(a), then the calculation of Buyer’s Losses in respect of such matter shall be reduced by the full amount of the reserve, provision or allowance as reflected in the Final Closing Statement; and

(viii)                The obligation of Parent to indemnify Buyer against any Losses under Section 8.1(a) shall be reduced by the amount of any insurance or indemnification proceeds receivable by Buyer and its Affiliates (including the Group Companies) from third parties, including third party insurers, with respect to such Losses or the underlying factors with respect thereto; and

(ix)                   Except in the case of fraud, Parent shall not have any liability for Losses under subclause (i) of Section 8.1(a) following the date that is twelve (12) months after the Closing Date.  Notwithstanding the previous sentence:

(A)          there shall be no time limitation on any claim brought for breaches of the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(d)(i), 3.1(d)(ii), 3.1(l)(i)(1) and 3.1(r); and

(B)           any claim brought for breaches of the representations and warranties set forth in Section 3.1(f) may be brought at any time until the date that is ninety (90) days after the underlying obligation is barred by the application period of limitation under Laws relating thereto, after which Parent shall not have any liability for Losses under subclause (i) of Section 8.1(a) with respect to Section 3.1(f); and

(C)           any claim brought for breaches of the representations and warranties set forth in Section 3.1(k) may be brought at any time until the date that is three (3) years after the Closing Date, after which Parent shall not have any liability for Losses under subclause (i) of Section 8.1(a) with respect to Section 3.1(k); and

(D)          Buyer shall preserve its right to pursue a claim under subclause (i) of Section 8.1(a) if Buyer, prior to the expiration of the applicable period, provides Parent with a notice that constitutes an Indemnification Notice, but only with respect to the content of, and on the basis set forth in, such Indemnification Notice; and

(x)                    The parties hereto hereby acknowledge and agree that for purposes of this Article 8 in determining whether any representation or warranty (other than the representation and warranties contained in Section 3.1(g)) of Parent has been breached and for purposes of determining the amount of Losses resulting therefrom, any and all “Material Adverse Effect,” “material adverse effect,” “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded.

(xi)                   Except in the case of fraud, with respect to breaches of the covenants set forth in Article 4, Parent shall not have any liability for Losses under subclause (ii) of Section 8.1(a) following the date that is six (6) months after the Closing Date; provided, however, that Buyer shall preserve its right to pursue a claim under subclause (ii) of Section 8.1(a) with respect to breaches of such covenants if Buyer, prior to the date that is six (6) months after the Closing

Date, provides Parent with a notice that constitutes an Indemnification Notice, but only with respect to the content of, and on the basis set forth in, such Indemnification Notice.

8.2           Indemnification By Buyer.  Subject to the terms and conditions of this Article 8, Buyer shall indemnify and hold harmless Parent and its Affiliates, and the directors, officers, employees and controlling persons of the foregoing, from and against all Losses asserted against or incurred by any such person or entity by reason of or resulting from any (a) breach as of the Closing Date of the representations and warranties of Buyer set forth in this Agreement, (b) breach of the covenants of Buyer set forth in this Agreement or (c) operation or ownership of the Group Companies, the Colorado Real Property or the Ice Business before, on or after the Closing Date (except to the extent Buyer is entitled to indemnification for such Losses under Section 8.1(a)).

8.3           Procedures Relating to Indemnification Among Parent and Buyer.  Following the discovery of any facts or conditions that could reasonably be expected to give rise to a Loss or Losses for which indemnification under this Article 8 can be obtained, the Person seeking indemnification under this Article 8 (the “Indemnified Party”) shall, within thirty (30) days thereafter, provide written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses, the amount of Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the specific Section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification (an “Indemnification Notice”).  Except as otherwise set forth in Section 8.1(b), an Indemnified Party’s failure to provide an Indemnification Notice within the time period specified above shall not relieve the Indemnifying Party from its indemnification obligations with respect to the subject of the Indemnification Notice, except to the extent the Indemnifying Party is materially prejudiced as a result of such failure.

8.4           Procedures Relating to Indemnification for Third Party Claims.

(a)           Notice.  In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement arising out of or involving a claim or demand made by any third party, including any Governmental Entity (a “Third Party Claim”), the Indemnified Party must provide an Indemnification Notice to the Indemnifying Party relating to the Third Party Claim as soon as possible after the Indemnified Party’s receipt of notice of the Third Party Claim, but in no event later than thirty (30) days thereafter and in no event more than five (5) Business Days after being served with any summons, complaint or similar legal process.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents, including all court papers, received by the Indemnified Party relating to the Third Party Claim.  Except as otherwise set forth in Section 8.1(b), an Indemnified Party’s failure to provide an Indemnification Notice within the time period specified above shall not relieve the Indemnifying Party from its indemnification obligations with respect to the subject of the Indemnification Notice, except to the extent the Indemnifying Party is materially prejudiced as a result of such failure.

(b)           Defense.

(i)                    If a Third Party Claim is made against an Indemnified Party, then the Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim (with counsel of its own choosing) and, if both the amount that the plaintiff or claimant is seeking under such Third Party Claim is less than the then outstanding indemnification obligation of the Indemnifying Party pursuant to the terms of this Agreement (without taking into account court costs and reasonable fees and expenses of attorneys and expert witnesses) and the Indemnifying Party so chooses within 30 days of delivery of notice thereof, to assume the defense of such Third Party Claim.

(ii)                   If the Indemnifying Party elects to assume the defense of a Third Party Claim as set forth in Section 8.4(b)(i), then (A) the Indemnifying Party shall defend such Third Party Claim actively and in good faith, (B) the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, (C) the Indemnified Party shall have the right to participate in the defense of such Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense, and (D) the Parties shall cooperate in the defense of such Third Party Claim, with such cooperation including the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records that are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material, provided; however, that neither the Indemnified Party nor the Indemnifying Party shall be required to disclose any privileged information or any attorney work-product in connection with the defense of any such asserted Third Party Claim unless such disclosure is made pursuant to a joint defense agreement reasonably acceptable to both parties.

(iii)                  If the Indemnifying Party has the right to assume the defense of a Third Party Claim under Section 8.4(b)(i) and, within the time period set forth in Section 8.4(b)(i), does not assume defense of such Third Party Claim or if the Indemnifying Party does not have the right to assume the defense of a Third Party Claim under Section 8.4(b)(i), then (A) the Indemnified Party shall defend such Third Party Claim actively and in good faith, (B) the Indemnifying Party shall have the right to participate in the defense of such Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnified Party, it being understood, however, that the Indemnified Party shall control such defense and (C) the Parties shall cooperate in the defense of such Third Party Claim, with such cooperation including the retention and (upon the Indemnified Party’s request) the provision to the Indemnified Party of records that are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material, provided, however, that neither the Indemnified Party nor the Indemnifying Party shall be required to disclose any privileged information or any attorney work-product in connection with the defense of any such asserted Third Party Claim unless such disclosure is made pursuant to a joint defense agreement reasonably acceptable to both parties.

(iv)                  Notwithstanding anything to the contrary in this Section 8.4(b), neither the Indemnifying Party nor the Indemnified Party shall settle, or consent to the entry of judgment with respect to, any Third Party Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).

8.5           No Offset.  Except to the extent expressly contemplated by Section 2.2(b), an Indemnified Party shall have no right to satisfy, in whole or in part, any amounts owing to the Indemnified Party under this Agreement, including this Article 8, or any of the documents and instruments executed and delivered pursuant hereto by setting off any amounts owed to the Indemnifying Party by the Indemnified Party.

8.6           Exclusive Remedy.  From and after the Closing, the indemnification provisions of this Article 8 shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to Buyer’s investigation of Parent, the Sellers, the Group Companies, the Ice Business or the Colorado Real Property, this Agreement, the negotiation and execution of this Agreement or any contract entered into pursuant to this Agreement (except to the extent otherwise expressly set forth therein) or the performance by the Parties of its or their terms, and no other remedy shall be had pursuant to any contract, misrepresentation, strict liability or other tort theory or otherwise by any Party and its officers, directors, employees, agents, affiliates, attorneys, consultants, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law (including claims under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.).  In addition, Buyer shall not be entitled to a rescission of this Agreement (or any related agreements) or any further indemnification rights or claims of any nature whatsoever, all of which are hereby expressly waived by Buyer to the fullest extent permitted under applicable Law.  Buyer shall be entitled only to a single recovery for all Losses that arise in connection with the matter giving rise to a breach of representation, warranty or covenant, even if such matter shall involve breaches of multiple representations, warranties and covenants.  The provisions of this Section 8.6 shall not apply to claims based solely on fraud or affect the ability of a Party to seek specific performance of a covenant set forth in this Agreement.

9.                                      CLOSING

9.1           Closing Date.  Unless this Agreement shall have been terminated pursuant to Section 10.1, and provided that the conditions set forth in Article 6 and Article 7 are satisfied or waived, the closing with respect to the transactions contemplated hereby (the “Closing”) shall take place at the Milwaukee, Wisconsin, U.S.A. offices of Foley & Lardner LLP, at 10:00 a.m., local time, on the second Business Day after the satisfaction or waiver of all of the conditions set forth in Article 6 and Article 7, other than conditions that, by their nature, will be satisfied at the Closing (but subject to the satisfaction or waiver of such conditions), or such other location, time and date as the Parties shall agree in writing.  The actual date of the Closing is referred to as the

“Closing Date,” and if the Closing occurs, the Closing shall be deemed to have become effective as of the Effective Time.

9.2           Items to be Delivered by Parent.  At the Closing, Parent shall deliver, or cause to be delivered, to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a)           A certificate from an officer of Parent confirming the satisfaction of the conditions set forth in Sections 6.1 and 6.2; and

(b)           A copy of the resolutions of the Board of Directors of Parent and each Seller and the shareholders or members of Seller, if required by the organizational documents of such Seller and applicable Law, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Parent; and

(c)           Such instruments of conveyance and assignment as are necessary to vest in Buyer all right, title and interest of Scotsman Holding Company in and to the Scotsman Equity Securities and all right, title and interest of Enodis Group UK in and to the CastelMAC Equity Securities and Frimont Equity Securities (including by delivery the share certificates representing all CastelMAC Equity Securities and Frimont Equity Securities endorsed by a notary public (in Italy pursuant to Italian Law with respect to the CastelMAC Equity Securities and Frimont Equity Securities) duly empowered in favor of Buyer), in form and substance reasonably acceptable to Parent and Buyer; and

(d)           A quit claim deed, in form and substance reasonably acceptable to Parent and Buyer, pursuant to which Enodis Corporation transfers all of its right, title and interest in and to the Colorado Real Property and the Colorado Access Easement to Buyer or a Designated Purchaser; and

(e)           A quit claim bill of sale, in form and substance reasonably acceptable to Parent and Buyer, pursuant to which Enodis Corporation transfers to Buyer or a Designated Purchaser, without warranty and without recourse, all of its right, title and interest, if any, in and to all tangible personal property in, on, attached to or appurtenant to, the Colorado Real Property, including, without limitation, all fixtures, machinery, furniture, equipment, raw materials, work in process and finished goods and inventories; and

(f)            A quit claim assignment, in form reasonably acceptable to Parent and Buyer, pursuant to which Enodis Corporation assigns to Buyer or a Designated Purchaser, to the extent so assignable and without warranty and without recourse, all of its right, title and interest, if any, in, to and under any plans and specifications for the Colorado Real Property and any licenses, permits, approvals or certificates of occupancy, issued by any Governmental Entity relating solely to the ownership, occupancy, use and operation of the Colorado Real Property; and

(g)           The resignations of the non-employee directors of the Group Companies, effective as of the Closing Date; and

(h)           If requested by Buyer, a copy of the minutes of the shareholders’ meeting of each of CastelMAC, Frimont and Ice Works Milano S.r.l. resolving on the election as directors of such companies of the individuals who will be designated by Buyer in writing at least three (3) Business Days prior to the Closing Date, it being understood that such shareholders’ meetings shall also resolve to release and keep harmless the resigning directors from any liabilities connected to the performance of their duties and tasks up to the Closing, except for liabilities arising from the willful misconduct or gross negligence of such directors; and

(i)            A transition services agreement, in substantially the form attached hereto as Exhibit 9.2(i) (the “Transition Services Agreement”), pursuant to which Parent or an Affiliate of Parent will provide certain transitional services for the benefit of the Ice Business as owned by Buyer; and

(j)            A copy of all consents of the Governmental Entities set forth on Exhibit 6.7 obtained by Parent in connection with the transactions contemplated by this Agreement, which consents shall be in full force and effect; and

(k)           [Reserved]; and

(l)            Evidence of the release of Scotsman from those certain guaranty, pledge and all other obligations of Scotsman made in favor of JPMorgan Chase Bank, N.A. pursuant to the terms of that certain Amended and Restated Credit Agreement by and among Parent, certain subsidiaries of Parent and JPMorgan Chase Bank, N.A.; and

(m)          A supply agreement, in substantially the form attached hereto as Exhibit 9.2(m), pursuant to which Frimont will supply certain augers, sub-assemblies and other components to Scotsman Beverage Systems Limited (executed by Frimont and Scotsman Beverage Systems Limited but effective as of the Closing Date); and

(n)           A supply agreement, in substantially the form attached hereto as Exhibit 9.2(n), pursuant to which CastelMAC will supply certain blast chillers and other components to Enodis France SA (executed by CastelMAC and Enodis France SA but effective as of the Closing Date); and

(o)           A supply agreement, in substantially the form attached hereto as Exhibit 9.2(o), pursuant to which CastelMAC will supply certain blast chillers and other components to The Delfield Company LLC (“Delfield”) (executed by CastelMAC and Delfield but effective as of the Closing Date); and

(p)           A supply agreement, in substantially the form attached hereto as Exhibit 9.2(p), pursuant to which Frimont will supply certain nugget and other components to Delfield (executed by Frimont and Delfield but effective as of the Closing Date); and

(q)           A supply agreement, in substantially the form attached hereto as Exhibit 9.2(q), pursuant to which CastelMAC will supply certain blast chillers and other components to Enodis Deutschland GmbH (executed by CastelMAC and Enodis Deutschland GmbH but effective as of the Closing Date); and

(r)            The assignment instruments, in substantially the form attached hereto as Exhibit 9.2(r), pursuant to which CastelMAC will transfer and assign to Manitowoc Foodservice Companies, Inc. all of CastelMAC’s right, title and interest in and to the “Convochill” mark; and

(s)           Any affidavits, certificates and similar instruments reasonably requested by Buyer or the title insurance company selected by Buyer in order (i) for such title insurance company to issue owner’s and/or lender’s title insurance policies, together with any endorsements to said title insurance policies as Buyer and/or its lender may reasonably require, for the Colorado Real Property, any Owned Real Property and any Real Property Lease and (ii) to convey the Colorado Real Property in accordance with the terms hereof (but, in each case, excluding indemnity instruments (other than a so-called “gap indemnity” in favor of such title insurance company) and subject to Permitted Liens); and

(t)            Any applicable transfer Tax or sales disclosures forms relating to the direct or indirect transfer of the Colorado Real Property, the Owned Real Property and the Real Property Leases pursuant to the terms hereof required to be executed by the seller thereof; and

(u)           A supply agreement, in substantially the form attached hereto as Exhibit 9.2(u), pursuant to which CastelMAC will supply certain blast chillers and other components to Enodis UK Limited (executed by CastelMAC and Enodis UK Limited but effective as of the Closing Date); and

(v)           A supply agreement, in substantially the form attached hereto as Exhibit 9.2(v), pursuant to which CastelMAC will supply certain blast chillers and other components to Frau Foodservice SAU (executed by CastelMAC and Frau Foodservice SAU but effective as of the Closing Date); and

(w)          A distributor agreement, in substantially the form attached hereto as Exhibit 9.2(w), pursuant to which Garland Commercial Ranges Ltd., Canada will serve as a distributor of Ice-O-Matic brand products marketed by Mile High Equipment LLC (executed by Garland Commercial Ranges Ltd., Canada and Mile High Equipment LLC but effective as of the Closing Date); and

(x)            All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Buyer reasonably requests.

9.3           Items to be Delivered by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Parent the wire transfer contemplated by Section 2.2(a) and the following documents, in each case duly executed or otherwise in proper form:

(a)           A certificate from an officer of Buyer confirming the satisfaction of the conditions set forth in Sections 7.1 and 7.2; and

(b)           A copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Buyer; and

(c)           The Transition Services Agreement; and

(d)           A copy of all consents of the Governmental Entities set forth on Exhibit 6.7 obtained by Buyer in connection with the transactions contemplated by this Agreement, which consents shall be in full force and effect; and

(e)           All other documents, instruments or writings required to be delivered to Parent at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Parent reasonably requests.

10.                               TERMINATION

10.1         General.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, only as follows:

(a)           By the written agreement of Parent and Buyer; or

(b)           By Parent or Buyer if the Closing shall not have occurred on or prior to July 31, 2009 or such other date as the Parties agree to in writing (the “Termination Date”); provided, however, if the conditions set forth in Sections 6.6, 6.7, 7.5 and 7.6 shall not have been satisfied by the Termination Date, the Termination Date shall be extended to September 30, 2009 to continue to seek the satisfaction of such conditions if the DOJ and EC allow such extension, and permit Parent (but not a trustee or other third party) to continue its efforts to effect the transactions contemplated hereby, under the Divestiture Orders; or

(c)           By Parent or Buyer if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits the consummation of transactions hereby, including any act or omission of any Governmental Entity that renders this Agreement and the transactions contemplated hereby insufficient to satisfy the Divestiture Orders, and such Order or other action shall have become final and non-appealable;

provided, however, that if a Party seeking termination pursuant to subclause (b) of this Section 10.1 is in breach in any material respect of any of its representations, warranties or covenants set forth in this Agreement or if such Party’s failure to fulfill any of such Party’s material obligations under this Agreement has been the primary cause of the failure of the Closing to occur on or before the Termination Date, then that Party may not terminate this Agreement pursuant to subclause (b) of this Section 10.1.

10.2         Post-Termination Obligations.  To terminate this Agreement as provided in subclause (b) or (c) of Section 10.1, the terminating Party shall provide the other Party with written notice of its election to terminate this Agreement, and upon delivery of such written notice in accordance with Section 11.7:

(a)           The transactions contemplated hereby shall be terminated, without further action by any Party; and

(b)           Buyer shall return or destroy all documents and other materials relating to the transactions contemplated by this Agreement received from or on behalf of Parent (and all copies thereof), whether so obtained before, on or after the execution and delivery of this Agreement, in accordance with the Confidentiality Agreement; and

(c)           All information relating to the Group Companies, the Colorado Real Property, the Ice Business or the transactions contemplated by this Agreement received or accumulated by Buyer or its representatives shall be treated as “Confidential Information” in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms, notwithstanding the termination of this Agreement.

10.3         No Liabilities in Event of Termination.  If this Agreement is terminated as provided in Section 10.1, then this Agreement shall forthwith become wholly void and of no further force and effect, and there shall be no liability under this Agreement on the part of the Parties, except that the respective obligations of the Parties under the last sentence of Section 4.1 and Sections 10.2, 11.1 and 11.8 (and the Confidentiality Agreement) shall remain in full force and effect; provided, however, that termination shall not relieve any Party from liabilities for damages incurred or suffered by the other Party as a result of any willful and material breach of any of such Party’s representations, warranties or covenants set forth in this Agreement.

11.                               MISCELLANEOUS

11.1         Publicity.  The Parties agree that prior to Closing no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except (a) as such release or announcement may, in the reasonable judgment of the releasing Party, be required by Law, any Divestiture Order or any rule or regulation of any United States securities exchange on which securities of the releasing Party are listed, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, and (b) that Parent and its Affiliates may make such announcements to their respective employees.  Notwithstanding the foregoing, Parent and Buyer may each issue a press release on the Closing Date, provided that the Party issuing the release shall obtain the other Party’s approval of the release prior to its issuance (which approval shall not be unreasonably withheld, conditioned or delayed).

11.2         Entire Agreement.  This Agreement (including the exhibits and schedules attached hereto) and the Confidentiality Agreement supersede all prior agreements, and constitute (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement, between the

Parties with respect to its subject matter.  There have been and are no representations, warranties or covenants between the Parties other than those set forth or provided for in this Agreement.

11.3         Assignment.  Except to the extent otherwise expressly set forth in Section 1.2, neither Party shall assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of Law, without the prior written consent of the other Party, and any attempted assignment, transfer or encumbrance without such consent shall be void and without effect.  Subject to the previous sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and permitted assigns.

11.4         Governing Law and Language; Consent to Jurisdiction.  This Agreement shall be construed and interpreted according to the Laws of the State of Delaware, U.S.A., excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.  This Agreement shall be construed and interpreted in accordance with the English language only, which language shall be controlling in all respects.  No translation, if any, of this Agreement shall have any force or effect in the interpretation hereof or in the determination of the intent of the Parties hereunder.  Each Party stipulates that any dispute or disagreement between the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety exclusively in, and consents to the exclusive jurisdiction and proper venue of, any state or federal court located within the City of Wilmington, Delaware, U.S.A., and each Party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to object to the suitability or convenience of such venue or forum by reason of their present or future domiciles or by any other reason and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.  The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.  Each party waives its rights to a trial by jury with respect to any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

11.5         Amendment.  No amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by the Parties.

11.6         Waiver.  No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants set forth in this Agreement and in any documents delivered or to be delivered pursuant hereto.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.7         Notice.  All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by facsimile transmission or sent by private overnight mail courier service as follows:

(a)           If to Buyer or any Designated Purchaser, to:

c/o Warburg Pincus LLC

466 Lexington Avenue

New York, New York 10017

Attention:  David A. Barr

Facsimile:  (212) 599-5617

(with a copy to)

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:  Steven J. Gartner

William H. Gump

Facsimile:  (212) 728-8111

(b)           If to Parent, to:

The Manitowoc Company, Inc.

2400 South 44th Street

Manitowoc, Wisconsin  54220

Attention:  Maurice D. Jones

Facsimile:  (920) 652-9777

(with a copy to)

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin  53202-5367

Attention:  Jay O. Rothman

Bryan S. Schultz

Facsimile:  (414) 297-4900

or to such other person or address as any Party shall have specified by notice in writing to the other Party.  If personally delivered, then such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, then such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier, then such communication shall be deemed delivered upon receipt.

11.8         Expenses.  Regardless of whether or not the transactions contemplated hereby are consummated:

(a)           Transfer Taxes.  Buyer shall pay all sales Taxes, use Taxes, documentary stamp Taxes, transfer Taxes, registration Taxes or other Taxes or recording expenses or notarial fees attributable to, imposed upon or arising from the transactions contemplated hereby.  Buyer shall file all Tax Returns with respect to such Taxes.  Each Party shall timely execute and deliver to the other such certificates or forms as may be necessary and appropriate for either Party to establish an exemption from (or otherwise reduce) such Taxes.

(b)           Other.  Except to the extent otherwise expressly set forth in this Agreement, each Party shall bear its own expenses and the expenses of its counsel and other agents and representatives in connection with the transactions contemplated by this Agreement, including in connection with claims by any person or entity that it is entitled to brokerage commissions or finder’s fees as a result of the action of such Party or any Affiliate of such Party.

11.9         Schedules.  Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable person to identify the facts or items to which it applies.  Any fact or item disclosed on any Schedule to this Agreement shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Prior to the Closing, Parent may supplement, modify or update the Schedules to this Agreement or add new Schedules to this Agreement with respect to matters or conditions that exist on the date of this Agreement but were not previously included in any Schedule or that occurred or arose from and after the date of this Agreement; provided, however, that any such supplements, modifications or updates shall not qualify any representation or warranty of Parent made pursuant to this Agreement or any of the conditions precedent to Buyer’s obligations under this Agreement or otherwise affect any of Buyer’s rights under this Agreement, including the accuracy of the representations and warranties of Parent condition set forth in Section 6.1 or the indemnification obligations of Parent set forth in Section 8.1.

11.10       Interpretive Provisions.  For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive, (c) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole, (d) the term “knowledge” when used in the phrases “to the knowledge of Parent” or “Parent has no knowledge” or words of similar import shall mean, and shall be limited to, the actual knowledge of the individuals listed in Exhibit 11.10 and shall include only their actual present knowledge, without any imputation of the actual or imputed knowledge of any other person or duty to conduct any inquiry or investigation, and (e) references to “$” refer to United States Dollars.  Unless the context otherwise requires, references in this Agreement (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

11.11       Counterparts.  This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12       Enforcement.  The parties agree that irreparable damage may occur in the event that any covenant of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of the covenants and agreements set forth in this Agreement and to enforce specifically the covenants and agreements set forth in this Agreement in any court described in Section 11.4, this being in addition to any other remedy to which they are entitled at law or in equity, whether pursuant to this Agreement or otherwise.

11.13       No Third-Party Beneficiaries.  Other than the directors, officers and auditors of the Group Companies who are resigning as of the Closing, as contemplated by Section 5.14, and Enodis Group UK, as contemplated by Section 5.16, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties.

11.14       Severability.  In the event that any part of this Agreement is declared by any court described in Section 11.4 to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect, provided that the overall purpose and intent of the Parties under this Agreement is not materially affected.

11.15       Definitions.  For purposes of this Agreement, the term:

“Adjustment Factor” shall mean an amount equal to (a) the Cash, (b) less the Debt and (c) plus the Net Working Capital, as the Cash, Debt and Net Working Capital are reflected on the Preliminary Closing Statement, Closing Statement Objection or Final Closing Statement, as the case may be.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Agreement” shall have the meaning set forth in the preamble of this Master Purchase Agreement.

“Benefit Plans” shall have the meaning set forth in Section 3.1(o)(i).

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of New York, U.S.A. are authorized or required by Law to be closed.

“Business Intellectual Property” shall have the meaning set forth in Section 3.1(p)(i).

“Buyer” shall have the meaning set forth in the preamble of this Agreement.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.1(a).

“Buyer Names” shall have the meaning set forth in Section 5.10(b).

“Buyer’s 401(k) Plan” shall have the meaning set forth in Section 5.1(c).

“Cash” shall mean those assets of Scotsman, CastelMAC, Frimont and their respective Subsidiaries excluding Scotsman Shanghai consisting of the Cash Accounts described on Exhibit 2.4(b); provided, however, that those assets of the Italian Group Companies (taken as a whole) consisting of the Cash Accounts described in Exhibit 2.4(b) that exceed €5,000,000 in the aggregate shall not constitute Cash and shall not be given effect in determining the Purchase Price pursuant to Section 2.1.

“CastelMAC” shall have the meaning set forth in the recitals of this Agreement.

“CastelMAC Equity Securities” shall have the meaning set forth in Section 1.1(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Closing Payment” shall have the meaning set forth in Section 2.2(a).

“Closing Statement Dispute” shall have the meaning set forth in Section 2.4(e)(i).

“Closing Statement Objection” shall have the meaning set forth in Section 2.4(c).

“COBRA” shall mean Consolidated Omnibus Budget Reconciliation Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Colorado Access Easement” shall have the meaning set forth in Section 3.1(l)(i)(5).

“Colorado Real Property” shall mean the real property described in Exhibit 1.1(c), together with any buildings and other improvements and structures located thereon.

“Confidentiality Agreement” shall have the meaning set forth in Section 4.1.

“Contract” shall mean any legally binding indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument, understanding, purchase or sales order, promise, undertaking or other commitment, arrangement or agreement (whether written, oral, express or implied).

“CPA Firm” shall have the meaning set forth in Section 2.4(e)(ii).

“Current Assets” shall mean those assets of Scotsman, CastelMAC, Frimont and their respective Subsidiaries excluding Scotsman Shanghai consisting of the Working Capital Asset Accounts described on Exhibit 2.4(b).

“Current Liabilities” shall mean those liabilities of Scotsman, CastelMAC, Frimont and their respective Subsidiaries excluding Scotsman Shanghai consisting of the Working Capital Liability Accounts described on Exhibit 2.4(b) to the extent not included in the definition of Debt; provided, that the term Current Liabilities shall not include any liabilities attributable to the provision of medical, life insurance, disability, workers’ compensation and other welfare benefits to any Former Employee, Transferred Employee or their respective covered dependents that are retained by Parent in accordance with Section 5.1(b) above.

“Debt” shall mean (i) those liabilities of Scotsman, CastelMAC, Frimont and their respective Subsidiaries excluding Scotsman Shanghai consisting of the Debt Accounts described on Exhibit 2.4(b), (ii) Transaction Expenses to the extent not already included in clause (i) of this definition of Debt and (iii) Indebtedness to the extent not already included in clauses (i) or (ii) of this definition of Debt.

“Delfield” shall have the meaning set forth in Section 9.2.

“Designated Purchaser” shall have the meaning set forth in Section 1.2.

“Divestiture Orders” shall have the meaning set forth in the recitals of this Agreement.

“DOJ” shall have the meaning set forth in Section 3.1(c).

“EC” shall have the meaning set forth in Section 3.1(c).

“Effective Time” shall mean the opening of business on the Closing Date.

“Enodis 401(k) Plan” shall have the meaning set forth in Section 5.1(c).

“Enodis Corporation” shall mean Enodis Corporation, a corporation organized and existing under the laws of the State of Delaware, U.S.A.

“Enodis Group UK” shall mean Enodis Group, Ltd., a limited liability company organized and existing under the laws of the United Kingdom.

“Enodis Names” shall have the meaning set forth in Section 5.10(a).

“Environmental Laws” shall mean all Laws regarding protection of the environment or natural resources, including those protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

“ERISA” shall have the meaning set forth in Section 3.1(o)(i).

“ERISA Affiliate” shall have the meaning set forth in Section 3.1(o)(iii).

“Estimated Closing Statement” shall have the meaning set forth in Section 2.4(a).

“Final Closing Statement” shall mean:  (i) the Preliminary Closing Statement if no Closing Statement Objection is delivered to Buyer during the sixty (60) day period specified in Section 2.4(c); (ii) the Preliminary Closing Statement, adjusted in accordance with the Closing Statement Objection, if Buyer does not provide Parent with a written notice of disagreement in response to the Closing Statement Objection within the fifteen (15) day period specified in Section 2.4(d); or (iii) the Preliminary Closing Statement, as adjusted by (A) the written agreement of Parent and Buyer and/or (B) the CPA Firm in accordance with Section 2.4(e)(ii).

“Former Employee” shall mean an individual, other than a Transferred Employee, who was an employee of a Group Company or any of its predecessors at the time that he or she last terminated employment with Parent and its Affiliates.

“Frimont” shall have the meaning set forth in the recitals of this Agreement.

“Frimont Equity Securities” shall have the meaning set forth in Section 1.1(b).

“Governmental Entity” shall mean any government, court, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, local, foreign or other (including national antitrust authorities that have jurisdiction to review the transactions contemplated hereby) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Group Company” shall mean the Target Companies and the Subsidiaries.

“Group Company Plan” shall have the meaning set forth in Section 3.1(o)(i).

“Hazardous Substance” shall mean all pollutants, contaminants, chemicals, compounds or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including, but not limited to, asbestos, polychlorinated biphenyls or urea formaldehyde, and any other substances defined or considered hazardous or toxic or otherwise subject to regulation under any Environmental Law.

“Ice Business” shall have the meaning set forth in the recitals of this Agreement.

“Ice Business Assets” shall have the meaning set forth in Section 2.1.

“IFRS” shall mean the International Financial Reporting Standards and International Accounting Standards (IAS), including any pronouncements, standards and interpretations approved from time to time by the International Accounting Standards Board (IASB) (and its predecessor, the International Accounting Standards Committee) or the International Financial Reporting Interpretations Committee (IFRIC) (and its predecessor, the Standing Interpretations Committee (SIC)).

“Indebtedness” shall mean (without duplication), with respect to any Group Company (excluding Scotsman Shanghai), (a) any obligation that, in accordance with IFRS, would be required to be reflected as debt on the consolidated balance sheet of such Group Company and (b) any pension or other post-retirement obligation of any Group Company valued using the same principles, methods, policies, practices and procedures as were used in connection with the preparation of that certain Independent Auditors’ Report for Enodis plc Ice Business dated November 21, 2008; provided, however, the discount rate used in such report shall be replaced with 5.55%.

“Indemnification Notice” shall have the meaning set forth in Section 8.3.

“Indemnified Party” shall have the meaning set forth in Section 8.3.

“Indemnifying Party” shall have the meaning set forth in Section 8.3.

“Intellectual Property” shall mean all patents, patent applications, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets, technologies, processes, research and development, formulae, techniques and all other intellectual property rights of any kind or nature.

“IP Contracts” shall have the meaning set forth in Section 3.1(p).

“Italian Accounting Principles” shall mean the generally accepted accounting principles established by the Italian Civil Code, by the “Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri”, and the “Organismo Italiano di Contabilità.”

“Italian Consolidated Group” shall mean, with respect to fiscal years ending on or before December 31, 2008, the group consisting of the Italian branch of Enodis Group UK and the Italian Group Companies.

“Italian Corporate Income Tax” shall mean the Imposta sul Reddito delle Società imposed under Italian Tax Law.

“Italian Group Company” shall mean each of CastelMAC, Frimont and Ice Works Milano S.r.l.

“Laws” shall mean any federal, state, local, foreign, domestic or other statute, law, ordinance, rule or regulation.

“Licenses and Permits” shall have the meaning set forth in Section 3.1(j).

“Lien” shall mean any mortgage, lien, pledge, charge, security interest, right of way, easement, or encumbrance of any kind.

“Loss” shall mean (a) all debts, liabilities and obligations owed to or at the behest of any other person or entity; (b) all losses, damages, judgments, awards, penalties, assessments, fines and settlements; (c) all demands, claims, suits, actions, causes of action, proceedings and assessments; and (d) all costs and expenses (including interest (but excluding prejudgment interest in any litigated or arbitrated matter other than that payable to a third party), court costs and reasonable fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing (including such costs, fees and expenses related to claims under Article 8 by and between the parties hereto).  Notwithstanding the foregoing, the term “Loss” shall not mean or include any incidental damages, consequential damages, punitive damages and damages arising from changes in or interpretations of any Law occurring after the date of this Agreement, except for those incidental damages, consequential damages or punitive damages that are payable to a Person other than Parent or Buyer or any of their respective Affiliates in connection with a Third Party Claim.

“Master Supply Agreement” shall have the meaning set forth in Section 5.12.

“Material Adverse Effect” shall mean (a) a material adverse effect on (i) the assets, liabilities, financial condition or results of operations of the Group Companies or (ii) the assets, liabilities or condition of the Colorado Real Property, with such effects on the items set forth in clause (i) and (ii) taken as a whole or (b) an event or condition that prevents or materially delays the consummation of the transactions contemplated by this Agreement by Parent.  Notwithstanding the foregoing, none of the following shall be deemed, either alone or in combination, to constitute, and no change, event, circumstance, development, occurrence or effect arising from or attributable to any of the following shall be taken in account in determining whether there has been, a Material Adverse Effect:  (i) developments or occurrences (including occurrences commonly referred to as terrorist attacks or any armed hostilities associated therewith) relating to or affecting U.S. or foreign economies in general or the industry of the Ice Business in general, except to the extent any such development or occurrence has a materially disproportionate effect on the Group Companies relative to other entities engaged in the same industry as the Ice Business, (ii) requirement pursuant to the Divestiture Order that the Group Companies and the Colorado Real Property be operated on a “hold separate” basis and be divested as contemplated by the Divestiture Orders (iii) changes in or interpretations of any Law or IFRS occurring after the date of this Agreement, except to the extent any such change or interpretation has a materially disproportionate effect on the Group Companies relative to other entities engaged in the same industry as the Ice Business, (iv) acts or omissions of Buyer prior to the Closing Date, (v) acts or omissions required by this Agreement or otherwise taken with the written consent of Buyer or (vi) the execution, delivery and performance of this Agreement, the announcement by Parent or any of its Affiliates, or the announcement by Buyer, of its respective entry into this Agreement and the consummation of the transactions contemplated by this Agreement.

“Material Contract” shall have the meaning set forth in Section 3.1(m).

“Material Customer” shall have the meaning set forth in Section 3.1(t)(i).

“Material Supplier” shall have the meaning set forth in Section 3.1(t)(ii).

“Net Working Capital” shall mean an amount equal to the total book value of the Current Assets minus the total book value of the Current Liabilities as reflected on the Estimated Closing Statement, the Preliminary Closing Statement or the Final Closing Statement, as the case may be, all in accordance with Section 2.4.

“Orders” shall mean any order, writ, injunction, judgment, plan or decree of any Governmental Entity.

“Owned Real Property” shall mean each parcel of the real property owned by any Group Company, together with any buildings and other improvements and structures located thereon.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Party” or “Parties” shall mean Parent and/or Buyer, as the case may be.

“Permitted Liens” shall mean (a) Liens for current Taxes and assessments not yet due and payable or being contested in good faith by appropriate proceedings, (b) Liens as reflected in title or other public records as of the date of this Agreement (excluding mortgages, deeds of trust or similar security instruments, provided that security instruments encumbering the Owned Real Property (if any) and securing any debt or other obligation as reflected on the Recent Balance Sheet shall be a Permitted Lien), (c) matters that would be disclosed by a current and accurate land survey, (d) Liens arising or created by municipal and zoning ordinances, (e) mechanics’, materialmens’ and similar Liens arising out of work performed, services provided or materials delivered that are not reflected in the public records with respect to amounts not yet due and payable or the validity of which is being contested in good faith or amounts accrued on the books of a Group Company and (f) Liens that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the properties or assets subject thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any Governmental Entity and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plastic Auger Assets” shall mean all ideas, designs (consisting of both design and development work), processes, drawings (including schematic, production, tooling and prototype drawings), test results, material listings, know-how and other Intellectual Property, and the records, data and other information, arising from the research and development that

Enodis Limited (formerly known as Enodis plc), through operations at its technology center at 2227 Welbilt Boulevard, New Port Richey, Florida prior to October 6, 2008, completed with respect to the potential development of a plastic auger component for use in ice dispensing, beverage dispensing and other systems, products and equipment.

“Preliminary Closing Statement” shall have the meaning set forth in Section 2.4(b).

“Proprietary Information” shall mean all ideas, information, knowledge and discoveries that are not generally known in the trade or industry and about which Parent and its Affiliates have knowledge solely as a result of their beneficial ownership of the Ice Business (as conducted by the Group Companies) prior to the Closing.  Notwithstanding the foregoing, “Proprietary Information” shall not mean or include any idea, information, knowledge or discovery that is or becomes generally available to the public other than as a result of a disclosure by Parent or any of its Affiliates after the Closing Date in violation of its obligations under Section 5.9.  In addition, for the avoidance of doubt, “Proprietary Information” shall not mean or include any idea, information, knowledge or discovery that (a) was or becomes known to Parent or any of its Affiliates in connection with the ownership or operation of any business that competes with the Ice Business or (b) is independently developed by Parent or any of its Affiliates without reference to any Proprietary Information.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchase Price Allocation” shall have the meaning set forth in Section 2.5.

“Real Property Leases” shall mean any written lease, sublease or subsublease, letting, license, concession or similar agreement pursuant to which any Group Company is granted a possessory interest in, or right to use or occupy all or any portion of any space in any parcel of real property, and/or any buildings and other improvements and structures located thereon, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed thereunder, but excluding easements and similar agreements.

“Receivables Statement” shall have the meaning set forth in Section 5.22.

“Recent Balance Sheet” shall have the meaning set forth in Section 3.1(e).

“Regulatory Law” shall mean any Law that is designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Reimbursable Expenses” shall have the meaning set forth in Section 5.20.

“Scotsman” shall have the meaning set forth in the recitals of this Agreement.

“Scotsman Equity Securities” shall have the meaning set forth in Section 1.1(a).

“Scotsman Holding Company” shall mean Kysor Nevada Holding Corp., a corporation organized and existing under the laws of the State of Nevada, U.S.A.

“Scotsman Mark” shall have the meaning set forth in Section 5.10(c).

“Scotsman Shanghai” shall mean Scotsman Ice Systems (Shanghai) Co., Ltd., a wholly foreign-owned enterprise established under the laws of the People’s Republic of China.

“Seller” shall have the meaning set forth in Section 3.1(a)(ii).

“Stock Restriction” shall mean, with respect to the capital stock or other equity securities of a Person, any option, right of first refusal, right of first offer or similar restriction of any kind, including any restriction on voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership, but specifically excluding any restrictions imposed by applicable Law.

“Subsidiary” shall have the meaning set forth in Section 3.1(d)(ii).

“Support Obligation” shall have the meaning set forth in Section 5.15(a).

“Target Company” shall have the meaning set forth in Section 3.1(a)(iii).

“Taxes” shall mean (a) any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any tax authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, (b) any liability for the payment of any amounts of the type described in (a) as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group, and (c) all liabilities for the payment of any amounts described in subclause (a) or (b) as a result of being a transferee of or successor to any person, by contract or otherwise.

“Tax Proceeding” shall have the meaning set forth in Section 5.8.

“Tax Return” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Termination Date” shall have the meaning set forth in Section 10.1(b).

“Third Party Claim” shall have the meaning set forth in Section 8.4(a).

“Transaction Expenses” shall mean (i) the then unpaid aggregate of the out-of-pocket expenses payable by a Group Company (other than Scotsman Shanghai), including any expenses of Parent or any of its Affiliates borne by a Group Company (other than Scotsman Shanghai), in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, any fees and expenses of legal counsel, accountants, investment bankers or consultants and (ii) any bonus, change of control, non-compete, severance, transaction payment or similar payment that becomes payable by any Group Company (other than Scotsman Shanghai) to an employee of a Group Company (other than an employee of Scotsman Shanghai) as a result of the transactions contemplated by this Agreement, including, without limitation, pursuant to those certain retention bonus agreements by and between any Group Company (other than Scotsman Shanghai) and any Transferred Employee, that remains unpaid as of the Closing.

“Transition Period” shall have the meaning set forth in Section 5.10(c).

“Transferred Employees” shall mean all employees of a Group Company as of the Closing Date (other than the directors listed in Section 9.2(g)).

“Transition Services Agreement” shall have the meaning set forth in Section 9.2(i).

“Uncollected Receivables” shall have the meaning set forth in Section 5.22.

“WARN Act” shall have the meaning set forth in Section 3.1(n).

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this Master Purchase Agreement as of the day and year first written above.

THE MANITOWOC COMPANY, INC.

By:
Name:
Title:

BRAVEHEART ACQUISITION, INC.

By:
Name:
Title: